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                                                                    EXHIBIT 10.9


                            STOCK PURCHASE AGREEMENT
                         DATED AS OF SEPTEMBER 21, 1995
                                  BY AND AMONG

                               ARGO BANCORP, INC.
                                 BY AND THROUGH
                              OLF ACQUISITION CORP.

                                       AND

                        ON-LINE FINANCIAL SERVICES, INC.,
                             SUPERIOR SAVINGS BANK,
                          I.S.C., INCORPORATED ("ISC"),
               SAVINGS AND LOAN SERVICE BUREAU OF INDIANA ("SLI"),
                     O&H SERVICE BUREAU OF MICHIGAN ("OHM")
                    AND THE STOCKHOLDERS OF ISC, SLI AND OHM





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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 21, 1995, by and among ARGO BANCORP, INC., a Delaware corporation, by and through its wholly owned subsidiary, OLF ACQUISITION CORP., an Illinois corporation (collectively "Purchaser"), and ON-LINE FINANCIAL SERVICES, INC., an Illinois corporation ("On-Line"), SUPERIOR SAVINGS BANK, a Wisconsin savings bank ("Superior"), I.S.C., INCORPORATED, an Illinois corporation ("ISC"), SAVINGS AND LOAN SERVICE BUREAU OF INDIANA, an Indiana corporation ("SLI"), O&H SERVICE BUREAU OF MICHIGAN ("OHM"), (ISC, SLI and OHM hereinafter collectively referred to as the "Service Corps"), and the entities listed on Schedules "A," "B" and "C" hereto (such entities hereinafter collectively referred to as the "Thrifts"), the Thrifts constituting all the stockholders of the Service Corps (Superior and the Thrifts hereinafter collectively referred to as the "Selling Entities").

                              W I T N E S S E T H:


         WHEREAS, Purchaser desires to acquire and the owners thereof, direct or otherwise, desire to transfer, one hundred (100%) percent of the 26,120 issued and outstanding shares of the capital stock of On-Line, by: (i) the direct purchase by Purchaser of Superior's stockholdings in On-Line, and (ii) the purchase by Purchaser from the Thrifts of their stockholdings in the Service Corps which own the remaining shares of the capital stock of On-Line (Superior, ISC, SLI and OHM hereinafter collectively referred to as the "On-Line Stockholders"), on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between On-Line, the On-Line Stockholders and the Thrifts (collectively the "On-Line Group"), and Purchaser as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. In addition to other terms defined in this Agreement, the following terms shall have the respective meanings set forth below:

         "Accounts Receivable" as of any specified date shall mean the accounts, notes and other receivables (including without limitation any "accounts" as defined under the Uniform Commercial Code) of On-Line or the Service Corps, as the case may be, as of such date, including any indebtedness arising from the sale or license of products or merchandise or the provision of services by On-Line or the Service Corps and the right to payment of any interest or finance charges or similar fees or charges relating thereto.

         "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified; provided, however, that each term shall not


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include, with respect to On-Line and the Service Corps, any shareholder of the
Service Corps.

         "Agent" shall mean Midwest Trust Services, Inc., an Illinois corporation, pursuant to the Powers of Attorney.

         "Balance Sheets" shall mean the unaudited consolidated balance sheets for each of On-Line and the Service Corps, as the case may be, as of August 31, 1995.

         "Balance Sheet Date" shall mean the last day of the fiscal month to which the Balance Sheets relate.

         "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, corporate and other files, documents, instruments, papers, books and records of a specified Person, including without limitation financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans and environmental studies or plans.

         "Business" shall mean the business and operations of On-Line or the Service Corps, as the case may be, as presently conducted and as conducted at any time within the 12 calendar months immediately preceding the Effective Date.

         "Business Day" shall mean a day on which federally chartered banks located in Chicago, Illinois, are not required or authorized to close and not be open for business (other than a Saturday or Sunday) under the Legislative Enactments of the United States.

         "Charter" shall mean the Articles of Incorporation or Certificate of Incorporation of any Person.

         "Closing" shall mean those events which occur on the Effective Date for the purpose of consummating the transactions contemplated by this Agreement in accordance with Article II.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, together with any amendments and supplements thereto, providing for health care continuation coverage under Section 4980B of the Code or Section 601 et seq. of ERISA.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended, including without limitation any successor revenue code of the United States federal government, together with the rules and regulations promulgated thereunder.

         "Consents" shall mean consents, waivers, permits, clearances, approvals and other authorizations.

         "Contract" shall mean any contract, agreement, understanding, lease, sublease, license, sublicense, distribution agreement, promissory note, evidence of indebtedness, indenture, instrument, mortgage, insurance policy, annuity or other binding commitment, whether written or oral and shall include any proposal or other offer to any Person to enter into any of the foregoing.



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         "Designated On-Line Net Revenue" shall mean (a) during the period from the Effective Date to the first anniversary of the Effective Date, 10.5% of On-Line Net Revenue for such period, (b) during the period from first anniversary of the Effective Date to the third anniversary of the Effective Date, 15.5% of On-Line Net Revenue for such period, and (c) during the period from third anniversary of the Effective Date to the seventh anniversary of the Effective Date, 11.0% of On-Line Net Revenue for such period.

         "Designated Funds" shall mean, during the period from the Effective Date to the seventh anniversary of the Effective Date, Designated On-Line Net Revenue for such period, provided, however, that the amount of Designated Funds during the period from the second anniversary of the Effective Date to the seventh anniversary of the Effective Date shall be reduced by the amount of any Balloon Note Payment (as defined in the Asset Notes) not theretofore automatically set off against Designated Funds when and as they are determined; provided, further, that Designated Funds shall not include any deferred revenue received by On-Line in any such period.

         "Effective Date" shall mean the date on which the Closing actually occurs.

         "Environmental Laws" shall mean all Legislative Enactments and Official Actions relating to industrial hygiene, environmental protection, air emissions, water discharges, or the use, transportation, generation, handling, treatment, storage, disposal, release or threatened release of any Regulated Material or the cleanup or remediation of any contamination by any Regulated Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         "Expense Items" shall mean 110% of third party rebillable expenses, third-party passthroughs, third-party fees and third-party telecommunication services.

         "Financial Statements" shall mean such of the following audited or unaudited statements as were prepared by or for On-Line in the ordinary and regular course of the business of On-Line for use by the officers and directors of On-Line in or with respect to the conduct of On-Line Business: (a) balance sheets for On-Line and related operating statements (such as with respect to results of operations, retained earnings and cash flows) for all fiscal years ending in the calendar years 1990, 1991, 1992, 1993, and 1994; and (b) balance sheets for On-Line and related operating statements (such as with respect to results of operations, retained earnings and cash flows) for the eleven months ending August 31, 1995.

         "GAAP" shall mean generally accepted accounting principles which are recognized as such by the American Institute of Certified Public Accountants, which are consistently applied for all periods so as to fairly reflect the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

         "Intellectual Property" shall mean and include (a) Patent Rights, (b) Trademark Rights, (c) copyrights and registrations of claim to copyright, (d) Inventions, (e) Software and (f) Trade Secrets.

         "Inventions" shall mean and include novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

         "IRS" shall mean the United States Internal Revenue Service.

         "Know-How" shall mean scientific, engineering, mechanical, electrical, financial, marketing or practical


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knowledge or experience useful in the operation of any of the On-Line Business.

         "Legal Expenses" of a Person shall mean any and all reasonable out-of-pocket fees, costs and expenses of any kind (including attorneys' and experts' fees) incurred by a Person and its counsel in investigating, preparing for, prosecuting, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

         "Legislative Enactments" shall mean laws (including without limitation common law), ordinances, regulations and rules at any governmental level.

         "Lien" shall mean any lien, mortgage, security interest, tax lien, financing statement, pledge, assessment, lease, sublease, adverse claim, levy, charge, hypothecation or other encumbrance of any kind or nature whatsoever including without limitation any conditional retention Contract or other Contract to give or to refrain from giving any of the foregoing.

         "Official Action" shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination by any Tribunal.

         "Ownership Interests" shall mean the ownership interests in any Person, whether classified as debt, equity, profit-sharing or some other type of ownership interest, including without limitation capital stock, bonds, notes or other securities.

         "On-Line Net Revenue" shall mean revenue from information processing services ("Customer Contracts") accrued by Purchaser (or any person related to Purchaser as defined in Section 267(b) of the Code) from those customers of On-Line disclosed on Schedule D ("Effective Date Customer Contracts"). On-Line Net Revenue shall include additional amounts attributable to "add-on" business with respect to those customers disclosed on Schedule D. On-Line Net Revenue shall be reduced by Expense Items properly allocable to such revenues. With respect to any Contract with such customer renewed or entered into by Purchaser (or a person related to Purchaser) after the Effective Date, On-Line Net Revenue shall be accrued using the method of accounting described in Section 467 of the Code.

         "Patent Rights" shall mean and include all domestic and foreign patents (including without limitation certificates of invention and other patent equivalents), patent applications and patents issuing therefrom as well as any division, continuation or continuation in part thereof, and any reissue, extension, revival or renewal of any patent.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, an agency of the United States government.

         "Permit" shall mean any permit, license, exemption, waiver or other authorization required under any Environmental Law.

         "Person" shall mean any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship, trust, association, unincorporated association or Tribunal.



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         "Personal Property" shall mean that personal property owned or leased
(as lessor, sublessor, lessee or sublessee) by On-Line and used in the current conduct of On-Line Business.

         "Powers of Attorney" shall mean the separate powers of attorney executed and delivered by Superior and each Thrift, substantially in the form of Exhibit A hereto, in each case effective not later than the date hereof.

         "Purchased Stock" shall mean (i) three hundred (300) shares of the common capital stock of On-Line, $10.00 par value, owned and held by Superior;
(ii) sixteen thousand five hundred (16,500) shares of the common capital stock of ISC, $1.00 par value, owned and held by the entities listed on Schedule "A" hereto; (iii) four thousand one hundred seventy five (4,175) shares of the common capital stock of SLI, no par value, owned and held by the entities listed on Schedule "B" hereto; and (iv) five hundred (500) shares of the common capital stock of OHM, $100.00 par value, owned and held by the entities listed on Schedule "C" hereto.

         "Real Property" shall mean that real property (together with the fixtures and improvements thereon) owned or leased (as lessor, sublessor, lessee or sublessee) by On-Line and used in the current conduct of On-Line Business, as more fully described in Schedule 4.20(a).

         "Regulated Material" shall mean any substance, waste, or material as to which the use, handling, disposal, storage, transportation, generation, release or threatened release is prohibited, limited or regulated under any Legislative Enactment or Official Action.

         "Software" shall mean the expression of an organized set of instructions in a natural or coded language which is contained on a physical media of any nature (e.g., written, electronic, magnetic, optical or otherwise) and which may be used with a computer or other automated data processing equipment device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, as well as any related documentation for such set of instructions. The term shall include computer programs in source and object code, test or other significant data libraries, user documentation for computer programs, and any of the following which is contained on a physical media of any nature and which is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the performance of a computer program: narrative descriptions, notes, specifications, designs, flowcharts, parameter descriptions, logic flow diagrams, masks, input and output formats, file layouts, database formats, test programs, installation and operating instructions, diagnostic and maintenance instructions, and other similar materials and information.

         "Tax Return" shall mean any report, return, information statements or returns, estimates or other information required to be supplied to, or filed with, the IRS or any other tax Tribunal, and any amendment thereto, with respect to Taxes.

         "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, receipts, ad valorem, value added, purchases, premium, excise, real property, personal property, windfall profit, sales, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, franchise, occupational or other taxes imposed by a Tribunal, together with any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with, any such tax or any contest or dispute thereof, and "Tax" shall mean any of the foregoing.

         "Trade Payables" shall mean a present or current (as opposed to an accrued or future) obligation or liability resulting from the acquisition of goods or the use of services.



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         "Trade Secrets" shall mean any formula, design, device or compilation of information which is used or held for use in the On-Line Business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, information contained on drawings and other documents, and information relating to research, development or testing.

         "Trademark Rights" shall mean and include all domestic and foreign trademarks (whether registered or at common law), trade names, service marks, assumed names, trade dress, and logos used in the On-Line Business and registrations for and applications to register any of the same.

         "Tribunal" shall mean any government, any arbitration or other alternative dispute resolution panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

         "WARN Act" shall mean the Federal Workers Adjustment and Retraining Act, P.L. 100-379, 102 Stat. 890.

         1.2 OTHER. All references in this document to this "Agreement" include all documents, Schedules and Exhibits referred to herein. Any term referred to in a Schedule hereto is deemed to be disclosed on any other applicable Schedule. All references in this Agreement to the "knowledge" of any Person refer to the actual knowledge of the officers specifically referred to herein or if none, the executive officers (or persons occupying comparable positions) of such Person. When used with respect to a group of Persons, "knowledge" includes the knowledge of any Person in such group. References to any Legislative Enactment shall be construed to include any successor Legislative Enactment and any amendments or supplements to any of the foregoing, together with, in each case, the rules and regulations promulgated thereunder, but only to the extent that such are in effect at the time, as the context requires with respect to the taking of an action or the making of a representation or warranty. All terms defined in this Agreement shall have such meanings ascribed thereto when used in any certificate, Schedule, Exhibit, report or other document made or delivered pursuant to this Agreement, unless the context shall otherwise clearly require.


                                   ARTICLE II
                                   THE CLOSING

         2.1 TIME AND PLACE OF CLOSING. The Closing will take place on the Effective Date at 10:00 a.m. (as prevailing in the Central Time Zone) at the offices of On-Line, 900 Commerce Drive, Oak Brook, Illinois, or at such other time and place on the Effective Date as may be mutually agreed upon by Purchaser and the Agent. The Closing shall be effective as of 12:01 a.m. on the Effective Date. The Effective Date shall be the date which is 5 Business Days after the last to occur of the dates on which the conditions set forth in Articles XII and XIII are satisfied (or such other date as Purchaser and the Agent may agree upon in writing).

         2.2 ACQUISITION OF THE SHARES. (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, and on the basis of the representations and warranties, covenants and agreements set forth in this Agreement, the Selling Entities shall assign, transfer and convey to Purchaser and Purchaser shall acquire from the Selling Entities immediately following the distribution to the Selling Entities as provided in Section 10.14 hereof, all the Purchased Stock in exchange for the following (collectively, the "Purchase Price"): (i) the distributions to the Selling



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Entities provided pursuant to Section 11.6 hereof; (ii) the amount (the "Asset
Amount") of the positive aggregate Net Book Value (as defined in Section 2.2(c) of the assets of On-Line and the Service Corps, as such assets are reflected in accordance with GAAP on the Closing Balance Sheet, and (iii) such amount (the "Contingent Payment") equal to the difference between $10 million and the Asset Amount, but payable solely from and to the extent of Designated Funds that are realized by On-Line (or any successor thereto) during, and determined with respect to, the period from the Effective Date to the seventh anniversary of the Effective Date (such period, the "Revenue Period"). The Asset Amount shall be payable to the Agent in accordance with the terms of the promissory notes (the "Asset Notes") in the form of Exhibit B. The Contingent Payment shall not accrue interest or other charges with respect to the dates on which any part thereof may be paid. Designated Funds shall be payable against the Asset Notes and the Contingent Payment only on and after 60 calendar days after the last day of On-Line's fiscal year end (which year end Purchaser shall cause to be changed to December 31st subsequent to the Effective Date) with respect to which the amount of Designated Funds are determinable. No part of the Contingent Payment shall be payable until all of the Asset Amount shall have been paid or be payable.

         The Purchase Price shall be payable to the Selling Entities in the following percentages:

                        ISC Stockholders           74.8%
                        SLI Stockholders           22.2%
                        OHM Stockholders            1.9%
                        Superior                    1.1%

         With respect to any and each payment of the Purchase Price to the Agent on behalf of the Selling Entities, each Selling Entity agrees that the Agent shall receive such payment as the agent for, and on behalf of, such Selling Entity.

         (b) In such amounts as any of the following are not accrued on the Closing Balance Sheet, the Purchase Price and the remaining principal amount of the Asset Notes (and, if required, amounts due as the Contingent Payment) shall be adjusted by the following items, prorated (if applicable) to the Effective
Date: (i) increased by security deposits and prepaid license fees and expenses from which the Business of On-Line and the Service Corps directly derives quantifiable economic benefit, prorated to the Effective Date; and (ii) decreased by advance user deposits, deferred income, real estate taxes, personal property taxes, ad valorem taxes, rent, and other unpaid expenses payable in arrears including employee compensation and related expenses.

         (c) Not more than 90 calendar days after the Effective Date, the Selling Entities shall prepare and promptly deliver to Purchaser audited consolidated Balance Sheets of On-Line and the Service Corps as of the Effective Date (the "Closing Balance Sheet"), which shall have been prepared in accordance with GAAP, applied on a consistent basis with the application thereof in preparing the Balance Sheets. The Selling Entities shall also then state the amount of the net book value reflected in the Closing Balance Sheet (the "Net Book Value"). Within the 60 calendar days following delivery of the Closing Balance Sheet to Purchaser, Purchaser, at its sole expense, may audit or review the Closing Balance Sheet and may propose any adjustments Purchaser believes should be made to the Closing Balance Sheet. If the Selling Entities and Purchaser fail to agree on any adjustment to the Closing Balance Sheet proposed by Purchaser, then an independent accounting firm mutually selected by Purchaser and the Selling Entities shall make a determination of the appropriateness of any such proposed adjustment which determination shall be final and binding on all parties. After delivery of the Closing Balance Sheet and completion of any such audit or review, proposed adjustments and further determination, the remaining principal amount of the Asset Notes and (if required) amounts due as the Contingent Payment shall be adjusted, dollar for dollar, as follows: (i) increased by the amount by which the Net Book Value as of the Effective Date exceeds the Asset Amount; or (ii) decreased by the amount by which Asset Amount


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exceeds the Net Book Value as of the Effective Date.

         (d) Except as provided in Sections 14.2 and 10.18, notwithstanding anything to the contrary contained in this Agreement or the Asset Notes, the Selling Entities agree that in addition to adjustments pursuant to Sections 2.2(b) or 2.2(c), Purchaser shall be entitled to credit and offset against any payments due to any of the Selling Entities by Purchaser as a result of the transactions contemplated hereby (including by way of the Asset Notes and the Contingent Payment), an aggregate amount equal to all amounts due to Purchaser by any of the Selling Entities under this Agreement or any other agreement furnished or to be furnished by any of the Selling Entities to Purchaser pursuant thereto, including, without limitation, (i) amounts due pursuant to
Article XIV, (ii) amounts of any expenses relating to the period prior to the Effective Date that have been deferred to the period after the Effective Date,
(iii) amounts of any revenue relating to the period after the Effective Date that was received by On-Line prior to the Effective Date, (iv) if not otherwise taken into account in determining the Purchase Price, the amount of any decrease in Net Book Value from that initially determined pursuant to Section 2.2(b), and
(v) payments to the Selling Entities pursuant to Section 11.6. No such offset shall be made without thirty (30) business days prior written notice to the Agent, which notice shall state the nature of the items comprising the offset and shall include copies of all supporting documentation evidencing same. Any such offset shall be made first against the Asset Notes and then against the Contingent Payment. The exercise of such right to offset if made in good faith by Purchaser shall not constitute a breach or violation of the provisions of this Agreement or any other agreement contemplated hereby and shall not be construed to be the sole and exclusive remedy of Purchaser.

         (e) If a Service Corp is unable to procure: (i) the unanimous written consent of all of its shareholders to the terms of this Agreement and (ii) the tender to Purchaser by such shareholders of all their stockholdings in such Service Corp, then Purchaser, upon delivery of written notice to Agent, within ten (10) days of its obtaining knowledge of such Service Corps's inability to procure the foregoing items (i) and (ii), shall have the option to proceed with the transactions contemplated by this Agreement, as modified by this subparagraph 2(e), with the parties who are then signataries to this Agreement. In such event, Purchaser and such Service Corp shall agree upon an amount to be withheld from that portion of the Purchase Price payable to such Service Corp pursuant to the terms of Section 2.2(a) and such amount shall be deposited (out of the proceeds to be distributed to such Service Corp pursuant to Section 10.14) in a joint order escrow between Purchaser and the Agent, at a mutually agreed upon financial institution, upon terms agreed upon by Purchaser, such Service Corp and the Agent.

         2.3 CLOSING DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to the Selling Entities the items listed on Exhibit C.




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         2.4  CLOSING DELIVERIES BY THE ON-LINE GROUP. At the Closing, the
On-Line Group shall deliver to Purchaser the items listed on Exhibit D, in addition to the Purchased Stock.

         2.5 OTHER DELIVERIES. Each of Agent, on behalf of itself and the Selling Entities, and Purchaser shall deliver to the other a duly executed copy of this Agreement.

         2.6 EMPLOYMENT AGREEMENTS. As an inducement to Purchaser to consummate the transactions contemplated hereby, On-Line has heretofore permitted Purchaser to enter into employment agreements (the effectiveness of which shall commence as of the Effective Date) with Robert Stokes and Richard Wojnicki.

         2.7 WAIVERS OF DELIVERIES OR CONDITIONS PRECEDENT. Notwithstanding any provision to the contrary in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement, any express or implied waiver by Purchaser of the requirement of the On-Line Group to deliver any item or Consent to be delivered at the Closing (including without limitation those items referenced in Section 2.4) or to satisfy any conditions precedent shall not abrogate, diminish or otherwise affect any rights of Purchaser under this Agreement, including without limitation those rights set forth in Section 14.2. Notwithstanding any provision to the contrary in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement, any express or implied waiver by the Selling Entities of the requirement of Purchaser to deliver any item or Consent to be delivered at the Closing (including without limitation those items referenced in Section 2.3) or to satisfy any conditions precedent shall not abrogate, diminish or otherwise affect any rights of the Selling Entities under this Agreement, including without limitation those rights set forth in Section 14.1.

         2.8 EARNEST MONEY. Purchaser has heretofore deposited with On-Line's counsel, the amount of $100,000 as its earnest money deposit, to be held at an insured institution acceptable to Purchaser, with the interest thereon to accrue to and for the benefit of Purchaser. Unless Purchaser shall be in default under this Agreement, the earnest money and all interest thereon, shall be refunded to Purchaser at Closing immediately prior to the distributions to be made pursuant to Section 10.14.



                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         To induce the On-Line Group to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and each of them, jointly and severally, represents and warrants to the On-Line Group as follows:

         3.1 CORPORATE EXISTENCE AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, as set forth in
Schedule 3.1. Purchaser has all requisite power and all requisite franchises, license, permits and authority to own and lease its properties and assets and to carry on its business, as such business has been conducted and is being conducted currently. Purchaser is not in breach or violation of its Charter or Bylaws.



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         3.2  AUTHORIZATION AND EFFECT OF AGREEMENT, ETC. Purchaser has all
requisite power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby to which Purchaser is a party and to perform its obligations hereunder and thereunder and to consummate the respective transactions contemplated hereby and thereby for Purchaser. The execution, delivery and performance of this Agreement by Purchaser and the other agreements contemplated hereby to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all corporate and other entity action. This Agreement has been, and the other agreements contemplated hereby to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitutes, or when executed and delivered will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         3.3 NO VIOLATION. Neither the execution, delivery or performance by Purchaser of this Agreement or any other agreement contemplated hereby to which Purchaser is a party, nor the consummation by Purchaser of any of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, does or will (with the passage of time, the giving of notice or otherwise): (a) violate or conflict with any provision of the Charter or Bylaws of Purchaser; (b) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration, upon notice or passage of time or otherwise, with respect to), in whole or in part, any Lien or Contract to which Purchaser is a party or by which it or Purchaser or any of its respective properties are bound; (c) violate, conflict with or cause any default under (or give any party any right to declare any default, upon notice or passage of time or otherwise, under) any Legislative Enactments, Official Actions or any other restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its respective properties is bound; (d) result in the creation or imposition of any Lien, proscription or restriction on any property or asset; or (e) permit any Tribunal to impose any restrictions or limitations of any nature on Purchaser or its respective properties or activities.

         3.4 CHALLENGES TO THIS AGREEMENT. No suit, action, proceeding or investigation challenging this Agreement or any of the transactions contemplated hereby or claiming damages in connection with this Agreement or any of the transactions contemplated hereby has been instituted or, to the knowledge of Purchaser, threatened.

         3.5 CONSENTS. No Consent of or from, and no registration, declaration or filing with, any Tribunal, lessor, lender or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof.

         3.6 BROKERS. Purchaser has not authorized any Person to act on its behalf as a broker or finder or in any similar capacity in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against any member of the On-Line Group for any brokers' or finders' fees or similar fees or expenses.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF ON-LINE

         To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby,

On-Line represents and warrants to Purchaser as follows:

         4.1 CORPORATE EXISTENCE AND AUTHORITY. On-Line is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or other organization, as set forth on
Schedule 4.1. On-Line has all requisite power and all requisite material franchises, licenses, permits and authority to own and lease its properties and assets and to carry on the On-Line Business, as such business is being conducted currently. Schedule 4.1 contains a true, complete and correct list of: (a) all jurisdictions in which On-Line owns or leases any real property or has employees or offices relating to the On-Line Business; (b) all jurisdictions in which On-Line is qualified or licensed to do business as a foreign corporation or other legal entity; and (c) all officers and directors of On-Line. On-Line is duly qualified and licensed to do business as a foreign corporation or entity and is in good standing in all jurisdictions in which the nature of the business being conducted requires it to be so qualified, except where the failure so to qualify may reasonably be expected not to have a material adverse effect on the On-Line Business or On-Line.

         4.2 AUTHORIZATION AND EFFECT OF AGREEMENT, ETC. On-Line has all requisite power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby to which On-Line is a party and to perform its obligations hereunder and thereunder and to consummate the respective transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by On-Line and the other agreements contemplated hereby to which On-Line is a party and the consummation by On-Line of the transactions contemplated hereby and thereby have been duly authorized by all corporate and other entity action. This Agreement has been, and the other agreements contemplated hereby to which On-Line is a party will be, duly executed and delivered by On-Line and constitute, or when executed and delivered will constitute the valid and binding obligation of On-Line, enforceable in accordance with its respective terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         4.3 NO VIOLATION. Except as set forth on Schedule 4.3, neither the execution, delivery or performance by On-Line or of any other agreement contemplated hereby to which On-Line is a party, nor the consummation by On-Line of any of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof does or will (with the passage of time, the giving of notice or otherwise): (a) violate or conflict with any provision of the Charter or By-laws of On-Line; (b) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration, upon notice or passage of time or otherwise with respect to), in whole or in part, any Contract to which On-Line is a party or by which On-Line or any of its properties is bound; (c) violate, conflict with or cause any default under (or give any party any right to declare any default, upon notice or passage of time or otherwise, under) any Legislative Enactments, Official Actions or any other restriction of any kind or character to which On-Line is a party or by which On-Line or any of its properties is bound; (d) result in the creation or imposition of any Lien, proscription or restriction on any of the properties of On-Line; or (e) permit any Tribunal to impose any restrictions or limitations of any nature on On-Line or its properties or activities.

         4.4 CHALLENGES TO THIS AGREEMENT. Except as set forth in Schedule 4.4, no suit, action, proceeding or investigation challenging this Agreement or any of the transactions contemplated hereby or claiming damages in connection with this Agreement or any of the transactions contemplated hereby has been instituted or, to the knowledge of On-Line, threatened.

         4.5 CONSENTS. Except as set forth in Schedule 4.5, no Consent of or from, and no registration, declaration or filing with, any Tribunal, lessor, lender or any other Person: (a) is required to be made or obtained by On-Line in connection with the execution, delivery and performance by On-Line of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof and thereof, (b) is necessary to prevent a breach of, or a default, penalty, or increase in payments under, or a termination of, any material Contract relating to the On-Line Business as a result of the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, or
(c) is necessary to enable Purchaser to carry on and conduct the On-Line Business, in all material respects, immediately subsequent to the Closing in substantially the same manner as was carried on and conducted prior to the Closing.

         4.6 COMPLIANCE WITH LAW. Except as otherwise disclosed herein, On-Line: (a) has substantially complied with all Legislative Enactments and Official Actions applicable to the On-Line Business or the capital stock of On-Line, (b) has duly and timely made all filings and submissions that are required by Legislative Enactments or Official Actions to be made with respect to the On-Line Business or the capital stock of On-Line, (c) has obtained and put into place all licenses and regulatory approvals necessary for operation and continuation of the On-Line Business, and (d) has no knowledge of any facts which, upon examination, may reasonably be interpreted to form the basis of an unasserted claim of non-compliance with Legislative Enactments and Official Actions, non-timely filing or submission under Legislative Enactments or Official Actions, or non-procurement or failure to put into place licenses and regulatory approvals necessary for operation and continuation of the On-Line Business.

         4.7 CAPITALIZATION OF ON-LINE. The total number of shares of capital stock (and the par value thereof) which On-Line is authorized to issue, and the number of such shares which are issued and outstanding are set forth on Schedule
4.7. Schedule 4.7 sets forth a list, by On-Line Stockholders, of: (a) each record holder of any shares of capital stock or other Ownership Interests of On-Line, accurately setting forth the number and class of such shares or other Ownership Interests held by each person, and (b) each record holder of any outstanding rights, warrants, options, puts, calls, convertible securities or convertible indebtedness, exchangeable securities or exchangeable indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, common stock or other Ownership Interests of On-Line, whether as of the date of this Agreement or upon the occurrence of some future event (the foregoing, "Capital Stock Equivalents"), accurately setting forth the number and type of Capital Stock Equivalents issuable now or in the future, in connection therewith and indicating applicable prices and dates or time periods relevant to any such issuance. To the knowledge of On-Line, each such holder listed on
Schedule 4.7 is the sole beneficial owner of all of the shares or Capital Stock Equivalents as to which such holder is so listed as the record holder.

         On-Line does not have any direct or indirect subsidiaries or any Affiliates. With respect to On-Line, all such issued and outstanding shares of capital stock or other Ownership Interests have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares of capital stock or other Ownership Interests were issued in contravention of any preemptive rights. Except as described in Schedule 4.7, there are no Ownership Interests or other agreements of any character authorized, granted or issued by On-Line or to which On-Line is a party or by which it is bound which provide for the purchase, issuance or transfer of any shares of capital stock or any other security or cash in lieu of any security of On-Line. All voting rights in On-Line that are presently exercisable or that may be exercised at any time in the future are vested exclusively in the capital stock listed on Schedule 4.7 or (as indicated on Schedule 4.7) other Ownership Interests. There are no voting trusts or other voting arrangements with respect to any voting rights of On-Line.

         4.8 FINANCIAL STATEMENTS; BOOKS OR RECORDS. On-Line has provided true, complete and correct copies of the Financial Statements as of August 31, 1995 to Purchaser. The Financial Statements fairly represent in all material respects the financial position of On-Line and the related results of operations, and changes in retained earnings and cash flows, at the dates and for the periods covered thereby, subject to normal, recurring year-end audit adjustments. The Financial Statements have been prepared in accordance with GAAP. The Financial Statements were prepared consistent with past practices, for general use by the officers and directors of On-Line in the conduct of the ordinary and regular course of business. As of the Balance Sheet Date, (A) On-Line had no liability or expense which was not reflected in the Financial Statements and which was of a nature required under GAAP to be reflected in the Financial Statements or disclosed in the notes thereto, (B) all allowances and reserves set forth in the Financial Statements were adequate for the respective purposes for which they were established, and (C) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) or contingent liabilities which were of a nature required under GAAP to be reflected or disclosed therein and were not reflected in the Financial Statements or disclosed in the notes thereto and which would have a material adverse effect on the financial condition or results of operation of On-Line with respect to the On-Line Business. Since the Balance Sheet Date, except for liabilities that have been incurred in the ordinary course of the On-Line Business, On-Line has not incurred any liability required under GAAP to be reflected or disclosed in the Balance Sheet or disclosed in the notes thereto. Except as set forth in the Financial Statements, On-Line is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person of a nature required under GAAP to be reflected or disclosed in the Closing Balance Sheet or disclosed in the notes thereto. The Financial Statements fairly reflect the liabilities with respect to the employee benefits payable under the plans, programs and arrangements set forth in Schedule 4.23(c), consistent with prior application of the terms of such plans, programs and arrangements and taking into account performance to date. On-Line has provided to Purchaser, true, complete and correct copies of all external audit management letters with respect to On-Line concerning the years and periods covered by the Financial Statements. Management of On-Line makes and keeps Books and Records with respect to the On-Line Business which, in reasonable detail, accurately and fairly reflect in all material respects its transactions and the acquisitions and dispositions of its assets.

         4.9 INTERCOMPANY TRANSACTIONS. Since the Balance Sheet Date, except as set forth in Schedule 4.9, all financial liabilities between On-Line, on the one hand, and any On-Line Stockholder, on the other hand, have been settled in the ordinary course of the On-Line Business, consistent with past practices. Since the Balance Sheet Date, all allocations of intercompany expenses between On-Line and any On-Line Stockholder have been applied, in the ordinary course of the On-Line Business, consistent with past practices. Schedule 4.9 sets forth all Contracts between On-Line, on the one hand, and any On-Line Stockholder, on the other hand. Each of such Contracts which was entered into in the ordinary course of business, consistent with past practices, and contain only provisions (including terms and conditions of performance and payment) that are substantially similar to provisions (including terms and conditions of performance and payment) contained in Contracts entered into with non-related third parties.

         4.10 ACCOUNTS RECEIVABLE, COLLECTION OF ACCOUNTS RECEIVABLE. All of the Accounts Receivable of On-Line have arisen in connection with bona fide sales and deliveries of goods, performance of services or other bona fide business transactions in the ordinary course of the On-Line Business, consistent with past practices (including regular credit practices). Except as set forth in
Schedule 4.10, since the Balance Sheet Date, On-Line has not granted or agreed to provide any rebates, discounts, advances or allowances to any customers which would result in On-Line being required to provide, subsequent to Closing, any products or services at discounted rates or free of charge to any customer as a rebate, discount or advance to any customer to forgive or release, or to collect or to accelerate the collection of any Accounts Receivable of On-Line.

         4.11 ABSENCE OF CHANGES. Except as set forth in Schedule 4.11, since the Balance Sheet Date there has not been, occurred or arisen any change in, or any event (including without limitation any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that individually or in the aggregate has or may be reasonably expected as of the date hereof to have a material adverse effect on On-Line or the On-Line Business. Since the Balance Sheet Date, except as set forth in Schedule 4.11:
(a) On-Line has not taken or failed to take any action the taking of which or failure of which to take, as the case may be, would have violated any of the provisions of Sections 10.2 or 10.3 if they had then been applicable to On-Line during such period; and (b) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting On-Line, which damage, destruction or loss individually exceeds $10,000 or the result of which individually or in the aggregate has or may reasonably be expected to have a material adverse effect on On-Line or the On-Line Business.

         4.12 INTELLECTUAL PROPERTY AND KNOW-HOW. Schedule 4.12(a) sets forth a list of all material Intellectual Property utilized by On-Line other than Trade Secrets and licenses for generally available "shrink-wrapped" commercial software used on a microcomputer (personal computer) having an acquisition cost per copy of $1,000 or less. Except as set forth in Schedule 4.12(a), On-Line owns or has the right to use all Intellectual Property and Know-How utilized by On-Line and no other Intellectual Property or Know-How is necessary for the conduct of On-Line Business as presently conducted. The interests of On-Line in and to all such Intellectual Property is free and clear of any and all Liens or any other rights of others or other adverse interests, and such Intellectual Property is not currently being challenged in any way and is not involved in any pending or, to the knowledge of On-Line, threatened interference or opposition action or other civil or governmental litigation proceeding or Official Action. The use by On-Line of its equipment and processes, the use by the customers of On-Line of its products and services for the purposes for which are sold or otherwise provided, and the use by On-Line of its Intellectual Property and advertising, technical or other literature, do not to the knowledge of On-Line, infringe upon or conflict with any patent, trademark, trade name, Intellectual Property or other property right of others; and On-Line has not been advised, nor has any knowledge of the existence of any claim of any such infringement or conflict. Schedule 4.12(b) sets forth all Consents of third parties (relating to the Intellectual Property) required as a result of the consummation of the transactions contemplated by this Agreement. All Know-How that is material to the On-Line Business is included in the assets of On-Line. On-Line has taken appropriate measures to protect in all material respects the confidential and proprietary nature of any material information related to the business strategy, finances, marketing plans or employees of On-Line which has not been published and is not generally known to the public.

         4.13 TAXES. (a) Except as disclosed in Schedule 4.13(a), during the period of any unexpired statutes of limitations (taking into account any waiver or the like with respect thereto), On-Line has duly filed all federal, foreign, state and local Tax Returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due, all such returns and estimates were prepared in the manner required by applicable law, and all Taxes shown thereby to be payable (or that are otherwise payable) have been paid. No such Tax Return filed contains a disclosure statement under former Section 6661 (or any replacement provision thereof) of the Code or any similar provision of any other Legislative Enactment or Official Action. There is no outstanding request for any extension of time within which to file any Tax Returns or to pay any taxes. There are no outstanding agreements, waivers, grants or other arrangements extending the period of limitations applicable to any claim for, or the period for the collection or assessment of, any Taxes due from On-Line. On-Line has not taken any action that would have the effect of deferring any liability for Taxes for On-Line from any taxable period ending on or before the Effective Date to any taxable period ending thereafter. On-Line has provided to Purchaser or its representatives true, complete and correct copies of its federal, state or local Tax Returns filed for the periods ending September 30, 1989 through September 30, 1994, and all examination reports, if any, relating to the audit of such returns by the IRS or other taxing authority for each taxable year beginning on or after October 1, 1991. The accrued liability for Taxes shown on the Balance Sheets of On-Line (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) is adequate to cover the liability of On-Line to the Balance Sheet Date for all Taxes (including all interest and penalties, if any, thereon and all deficiencies with respect thereto) payable by On-Line, including with respect to any employee of, or independent contractor to, On-Line. The accrued liability for Taxes to be shown on the Closing Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) is adequate to cover the liability of On-Line to the Effective Date for all Taxes (including all interest and penalties, if any, thereon and all deficiencies with respect thereto) payable by On-Line, including with respect to any employee of, or independent contractor to, On-Line. There are no Liens for Taxes upon any assets of On-Line except for statutory Liens in the amounts disclosed on Schedule 4.13, which Liens are for Taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, as disclosed in Schedule 4.13(a).

         (b) The statute of limitations for the assessment of Taxes has expired (or all Tax Returns with respect to any such Taxes have been examined by the IRS or other applicable taxing authority and any liability with respect thereto has been satisfied) for all periods through 1991 (for federal income taxes) and through September 30, 1991 (for all other Taxes). Except as disclosed in
Schedule 4.13(b) On-Line has not been audited by the IRS or any other taxing authority in respect to any Tax year for which the statute of limitations has not expired. No deficiency for any Taxes has been proposed, asserted or assessed against On-Line which has not been resolved and paid in full and on a timely basis. No claim is being made that On-Line is or may be subject to taxation in a jurisdiction where On-Line does not file Tax Returns nor does On-Line have knowledge of facts which, upon examination, may reasonably be interpreted to form the basis of an unasserted claim for Taxes in any such jurisdiction. No investigations for the assessment or collection of any Taxes, audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns. Except as disclosed in
Schedule 4.13(b), there are no requests for rulings, determination letters, subpoenas or requests for information pending from any taxing authority.

         (c) On-Line is not, nor has it been, a member of an "affiliated group" (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return. On-Line has no liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision of any other Legislative Enactment or Official Action), as a transferee or successor, by contract, or otherwise. On-Line was not acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code, and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to On-Line. Except as may be affected by the transactions contemplated by this Agreement, as of the Effective Date, the ability of On-Line to use any Tax attributes (including, without limitation, net operating losses) will not have been affected by Sections 382, 383 or 384 of the Code or similar rules or regulations. On-Line has not filed a consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by On-Line. No closing agreement pursuant to Section 7121 of the Code or any similar provisions of any other Legislative Enactment or Official Action has been executed or entered into by or with respect to On-Line.

         (d) On-Line is not, nor has it been, a party to any tax sharing or allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to any Person. On-Line is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of law or regulations) by reason of a change in accounting method, nor is the IRS or any other taxing authority considering any such change in accounting method. On-Line does not own any interest in an entity which, for federal income tax purposes, is characterized as a partnership (whether limited or general) or a limited liability company. On-Line is not a party to any interest rate swap, currency swap or similar transaction. On-Line has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a "substantial understatement" of federal income Tax within the meaning of Section 6662 of the Code. On-Line has not disposed of any property which has been accounted for Tax purposes under the installment method. On-Line would not be liable for any increase in Tax under Section 481 of the Code, were On-Line to dispose of all of its assets on the Effective Date. On-Line has not issued or assumed any "corporate acquisition indebtedness" (within the meaning of Section 279(b) of the Code), or any obligation described in Section 279(a)(2) of the Code. On-Line does not have or maintain a permanent establishment for Tax purposes in any foreign jurisdiction. No election under Section 1504(d) of the Code has been made with respect to On-Line. On-Line has not participated in or cooperated with any international boycott, within the meaning of Section 999 of the Code. As of the Effective Date, On-Line will not have any (i) "overall foreign losses" (within the meaning of Section 904(f) of the Code), or (ii) "non-recapture net Section 1231 losses" (within the meaning of Section 1231(c) of the Code). None of the assets of On-Line are or will be subject to a lease to a "tax exempt entity" (as such term is defined in Section 168(h)(2) of the Code). None of the assets of On-Line is property that On-Line is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of Code.

         4.14 DISPUTES AND LITIGATION. Except as set forth in Schedule 4.14, there is not existing or pending or, to the knowledge of On-Line, threatened:
(a) any suit, action, litigation, proceeding, investigation, claim, complaint or accusation affecting or against On-Line in or before any Tribunal, claiming damages, or affecting this Agreement or any of the transactions contemplated hereby; or (b) any Official Actions which individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the On-Line Business or On-Line or any Employee Benefit Arrangement (as defined in Section 4.23) to which On-Line is a party or may otherwise have obligations.

         4.15 ENVIRONMENTAL MATTERS. On-Line has not received, nor to the knowledge of On-Line there is not threatened, any notice, claim, demand, or inquiry from any Person asserting or alleging responsibility or liability on the part of On-Line or any predecessor in interest for any remedial, response, investigatory, or clean-up costs or liability arising under any Environmental Law. All operations of On-Line have been conducted in compliance with all Environmental Laws, except where the failure to so comply would not have a material adverse effect on the On-Line Business or On-Line. All Regulated Materials generated or used in connection with the operations of On-Line have been properly stored, handled, transported and disposed of in accordance with applicable Environmental Laws. On-Line possesses all requisite Permits necessary for the conduct of its business as it is currently conducted and as it is proposed to be conducted.

         4.16 BANK ACCOUNTS. Schedule 4.16 contains a true, complete and correct list of each bank or other financial institution at which On-Line maintains an account, safe deposit box or safekeeping arrangement, the number and name of such account or other relationship, each signatory thereon and the balance therein after giving effect to the distribution to be made pursuant to Section
10.14 hereof. All such bank accounts or other relationships are the sole property of On-Line, and the property therein or held thereby is free of any claims, Liens or other adverse interest or restrictions.

         4.17 INSURANCE. Schedule 4.17(a) lists all insurance policies presently carried by On-Line together with the name of the insurer, a brief description of the types and amount of coverage and the amounts of any deductibles. The existing insurance carried by On-Line is in full force and effect. On-Line has not failed to give any notice or present any material claim under such insurance policies in a timely fashion. Schedule 4.17(b) sets forth the 1992, 1993, and 1994 claims history with respect to: (a) all such insurance policies, and (b) workers compensation. Since December 31, 1990, except for annual notices of termination of professional liability and errors and omissions insurance coverages, and requirements for submission of a current application, On-Line has not received any notification of the cancellation or reduction of any of such policies or that any of such policies will not be renewed or will be reduced. Except as set forth in Schedule 4.17(b), to the knowledge of On-Line, there is no claim, demand or offset, or any state of facts or occurrence of events which might form the basis of any claim, demand or offset, which may materially increase the premiums or impair the full value of said insurance policies.

         4.18 RIGHTS USED; CERTAIN RELATIONSHIPS. Except as set forth in
Schedule 4.18, On-Line owns or holds, free from all material liens, all rights, properties and assets utilized or necessary in the conduct of the On-Line Business, which are sufficient to carry on and conduct the On-Line Business in the period immediately after the Closing in substantially the same manner as it was carried on and conducted prior thereto. Neither On-Line nor any of its directors and officers have directly or indirectly, given or agreed to give any improper gift or similar benefit to any creditor, lessor, lessee, supplier, dealer, distributor, franchisee, customer, competitor or governmental employee or official (domestic or foreign) (a) that could subject On-Line or Purchaser or any Affiliate of Purchaser to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) the absence or discontinuation of which could have had a material adverse effect on the On-Line Business or On-Line.

         4.19 TITLE TO PROPERTIES AND ABSENCE OF LIENS; USE OF REAL AND PERSONAL PROPERTY. On-Line has good and marketable title or valid leasehold title to its properties, subject to no Liens, existing or threatened claims of default, or any other adverse interests or restrictions of any kind except: (a) as disclosed in Schedule 4.19, (b) valid and prior security interests held by lenders in Real Property in which On-Line holds a leasehold interest, (c) the Lien with respect to current Taxes not yet due and payable and incurred in the ordinary course of its business and (d) such minor imperfections of title, Liens and easements as do not materially detract from or interfere with the present use of the properties of On-Line subject thereto or affected thereby, or materially detract from the value thereof or otherwise materially impair present business operations at such properties (such Liens referred to in clauses (a) through (d) hereof being hereinafter collectively referred to as "Permitted Encumbrances").

         4.20 REAL PROPERTY/PERSONAL PROPERTY. (a) Schedule 4.20(a) sets forth the street address of each parcel of Real Property used or held for use by On-Line, including the property commonly known as 900 Commerce, Oak Brook, Illinois (the "Leased Premises"). On-Line does not have any right, title or interest in any such parcel of Real Property other than a leasehold interest. On-Line enjoys peaceful possession of its entire leasehold interest in all such Real Property, subject to no existing or to its knowledge threatened claims of default. The Real Property used or held for use by On-Line and all material Personal Property owned or leased by On-Line are in good operating condition and repair (ordinary wear and tear excepted), except as set forth in of Schedule 4.20(a) and suitable and sufficient for the purposes for which used and for the current operations of the On-Line Business.

         (b) Except as set forth in Schedule 4.20(b), to On-Line's knowledge none of the buildings, structures or improvements located on any of such Real Property is the subject of any official complaint or notice of violation of any applicable zoning ordinance, building code or regulations governing land use, and to the knowledge of On-Line, no such violation exists which materially detracts from or interferes with the present and continued use of such properties or materially detracts from the value thereof or materially impairs the operations thereon; and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the knowledge of On-Line, threatened with respect to any such building, structure or improvement on any of the Real Property which would materially detract from, or interfere with the present and continued use of, such parcel or materially detract from the value thereof or materially impair the operations thereon, as presently conducted On-Line.

         (c) Each lease of Real Property listed in Schedule 4.20(a) is in full force and effect and On-Line holds a valid and existing leasehold interest under each such lease for the terms set forth on such Schedule 4.20(a), free and clear of all Liens, existing or threatened claims of default or other adverse interests or restrictions of any kind, except for the Permitted Encumbrances and as otherwise disclosed on Schedule 4.20(c). There are no existing or threatened claims of defaults with respect to any such lease on the part of On-Line, and to the knowledge of On-Line, there are no defaults on the part of the other party thereto, and there has not occurred any event which, with the giving of notice or passage of time, may reasonably be expected to constitute a default. All expenses or other sums due under any lease are and have been calculated and paid in accordance with the terms of each lease. On-Line has delivered or made available to Purchaser true, complete and correct copies of each lease described on Schedule 4.20(a), and none of such leases has been supplemented or otherwise modified in any respect, except to the extent that such modifications are disclosed on such copies.

         (d) On-Line has no policies of title insurance held or maintained by On-Line with respect to any parcel of Real Property leased or used by On-Line.

         4.21 LIST OF CONTRACTS, CUSTOMERS AND SUPPLIERS. Schedule 4.21 sets forth a true, complete and correct list, correlated with the applicable clauses of this Section 4.21 and except as set forth in the applicable clauses of
Schedule 4.21, of the following (true, complete and correct copies or, if none exists, written descriptions, of which have been provided or made available to Purchaser, together with all exhibits, amendments or modifications thereto):

         (a) Each business name which has been used by On-Line since January 1, 1985; and the city and state of the principal office from which such business was conducted since January 1, 1988;

         (b) All Contracts that involve the disposition or acquisition after the date hereof of any assets of or by On-Line that involves an amount exceeding $10,000 or do not relate to transactions entered into in the ordinary course of business, consistent with past practices;

         (c) All Contracts which require, by specific agreement or representation or by implication of function, responsibility or geographic location, the services, presence or availability of one or more specific employees of On-Line;

         (d) All Contracts (including Contracts with covenants not to compete, confidentiality or non-disclosure provisions) relating to the On-Line Business:
(i) that contain any provision, covenant or obligation limiting or restricting in any manner whatsoever (whether during any particular period of time from and after the Effective Date, with respect to certain geographic areas, time periods, industries, or otherwise) the ability of On-Line or any of the employees of On-Line to engage in any line of business, compete with, or to obtain products or services from, any Person, or (ii) that limit the ability of any other Person to engage in any line of business, compete with, or to obtain from or provide products or services to On-Line;

         (e) All Contracts pursuant to which On-Line may have granted, or agreed to grant, to another Person any form of exclusive rights with respect to obtaining or providing any goods or services, items of Software or territory;

         (f) To the extent not covered in clause (e) above, all franchises, distribution, licensing, partnership, joint venture, teaming, profit-sharing (other than Employee Benefit Arrangements) or similar Contracts of On-Line with any Person;

         (g) All Contracts (other than Contracts which provide for discounts granted in the ordinary course of business for long term Contracts) pursuant to which On-Line has granted favorable pricing (including purchase or lease) or other terms to any other Person, including pricing or other terms that are based upon, or related to, prices or terms now or in the future available to such Person or any other customer or supplier of On-Line (whether or not such is commonly described as "most favored nation" terms);

         (h) All Contracts providing any Person with any kind of registration rights with respect to stock or other securities of On-Line;

         (i) All Contracts wherein On-Line: (i) provides indemnification to any other Person, or (ii) guarantees the obligations of any other Person;

         (j) All Contracts pursuant to which during the last 60 months On-Line agreed to acquire or sell a majority of the equity securities in, or all or substantially all of the assets and operations of, On-Line or any other Person;

         (k) All outstanding proxies, powers of attorney or similar delegations of authority of On-Line;

         (l) All leases of personal property to which On-Line is a party, either as lessee or lessor;

         (m) All outstanding bids involving amounts exceeding $10,000 for new business or projects submitted by On-Line in connection with the On-Line Business;

         (n)  All performance bonds posted by On-Line;

         (o) All Contracts (subcontracts) pursuant to which goods or services are obtained from any Person with respect to goods and services which On-Line provides to any customer of the On-Line Business under any specific Contract (prime contract);

         (p) All Contracts pursuant to which On-Line may have granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied), to another Person the right to sublicense or transfer any Intellectual Property or Know-How of or relating to On-Line;

         (q) All Contracts pursuant to which On-Line may have delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any source code to any Intellectual Property or Know-How of or relating to the On-Line Business;

         (r) All other Contracts relating to On-Line, to the extent not set forth above, that individually involve the payment or potential payment, pursuant to the terms of such Contracts, of more than $10,000 or that are otherwise material to On-Line or the On-Line Business which are not terminable upon notice of 30 days or less without penalty, premium or other termination payment.

         4.22 CONTRACT STATUS. Schedules 4.9, 4.12(a), 4.17(a), 4.20(a),
4.20(c), 4.21, 4.23(a), 4.23(b), 4.23(c), 4.24(a), 4.24(b), and 4.24(c)
collectively set forth a true, complete and correct list of all Contracts (true, complete and correct copies, or (if no written Contracts exist), written descriptions of which, together with all exhibits, amendments and modifications thereto, relating to On-Line, have been delivered to Purchaser. With respect to each such Contract:

         (a) Such Contract is in full force and effect, constitutes a valid, legal and binding obligation of (i) On-Line, enforceable against On-Line in accordance with its terms and (ii) to the knowledge of On-Line, with respect to the other party thereto enforceable against such party in accordance with its terms, except that (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (B) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

         (b) Except as set forth on Schedule 4.22(b), On-Line is not, and to the knowledge of On-Line, no other party to such Contract is, in material breach or default thereunder. No notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by On-Line with respect thereto. To the knowledge of On-Line, except as disclosed in Schedule 4.22(b): (i) there exists no event or condition that (with or without notice or lapse of time or both) would constitute a material breach or violation thereof, or a default thereunder, or give rise to any right of offset, counterclaim, termination, cancellation or acceleration pursuant thereto, (ii) there is no threat to cancel, or not to renew or extend, any such Contract which by its terms may be renewed or extended, and (iii) there are no material disputes with respect to any such Contract. On-Line has not received any notice that any other Person currently contemplates, any amendment or change to any customer Contract, except as disclosed in Schedule 4.22(b). Except as listed in Schedule 4.22(b), no customer or supplier of On-Line has refused, or communicated that it will or may refuse, whether as a result of the transactions contemplated by this Agreement or otherwise, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, On-Line.

         (c) Except as set forth in Schedule 4.22(c), On-Line does not have any present expectation or intention of not materially performing such Contract substantially in accordance with its terms.

         (d) Except (i) as set forth on Schedule 4.22(d) or Schedule 4.12(b), the benefits of such Contract is transferable (and will be transferred) pursuant to the transactions contemplated hereby without requiring any payment to, or Consent from, any Person or any waiting period, payment of any charge, fee or expense or any notice to any Person, including without limitation any transfer fee, relicensing fee or other fee with respect to Software to be transferred or assigned, if any. The enforceability of such Contract and the enjoyment of all the rights and benefits thereunder will not be affected by the execution and delivery of this Agreement or any of the other agreements contemplated hereby, the performance by the parties of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby.

         4.23  EMPLOYEE BENEFIT MATTERS.

         (A) EMPLOYEE WELFARE BENEFIT PLANS. Schedule 4.23(a) indicates therein each and every "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), whether or not it is funded: (i) to which On-Line is a party or by which it is bound, or (ii) with respect to which On-Line has made or been obligated to make any payments or contributions within the six most recent fiscal years of On-Line or may otherwise have or retain any liability (including any such plan or arrangement formerly maintained by On-Line), along with a brief description of any such liability. Such plans are hereinafter collectively referred to as the "Employee Welfare Benefit Plans."

         (B) EMPLOYEE PENSION BENEFIT PLANS. Schedule 4.23(b) indicates therein each and every "employee pension benefit plan" (as defined in Section 3(2) of ERISA) whether or not any of the foregoing is funded: (i) to which On-Line is a party or by which it is bound, or (ii) with respect to which On-Line has made or been obligated to make any payments or contributions within the six most recent fiscal years of On-Line or may otherwise have or retain any liability (including any such plan or arrangement formerly maintained by On-Line including any Multiemployer Pension Plan (as defined in either Section 3(37) or Section 4001(a)(3) of ERISA), along with a brief description of any such liability. Such plans are hereinafter collectively referred to as the "Employee Pension Benefit Plans."

         (C) OTHER EMPLOYEE BENEFIT ARRANGEMENTS. Other than those items referred to in Schedules 4.23(a) or 4.23(b), Schedule 4.23(c) indicates each and every stock option plan, pension plan, collective bargaining agreement, bonus (including deferred bonus arrangement), incentive award, employee discount, employee assistance plan, vacation pay, sick pay, personal pay, severance pay, savings plan, profit sharing plan, insurance plan, sabbatical or any other material personnel policy, employee benefit plan arrangement, agreement or understanding (including, but not limited to expatriate status or benefits or compensation related thereto) with respect to one or more present or past employees (or their dependents or beneficiaries) of the On-Line Business whether or not any of the foregoing is funded: (i) to which On-Line is a party or by which it is bound, or (ii) with respect to which On-Line has made or been obligated to make any payments or contributions within the six most recent fiscal years of On-Line or may otherwise have or retain any liability (including any such plan or arrangement formerly maintained by On-Line), along with a brief description of any such liability. Such plans or arrangements are hereinafter collectively referred to as the Other Employee Benefit Arrangements. The foregoing text in this Section 4.23(c) applies to such arrangements anywhere in the world, not being restricted to such arrangements in the United States.

         (D) PBGC AND OTHER LIABILITIES. Neither Purchaser nor any of its Affiliates will have any material liability of whatever nature or kind, including with respect to the establishment, maintenance, operation or termination of any employee benefit plan, practice or program of On-Line or otherwise associated with On-Line prior to the Closing (including any Employee Welfare Benefit Plan, Employee Pension Benefit Plan or Other Employee Benefit Arrangements (all of the foregoing, "Employee Benefit Arrangements")) by reason of the transactions contemplated hereby, including any liability to the PBGC (to the extent applicable), the trustee of any Employee Benefit Arrangement or any employee or participant or any other corporation, individual, trust, entity or government agency except normal and customary costs associated with the maintenance, administration and termination of the foregoing. Except as set forth in Schedule 4.23(a), 4.23(b) and 4.23(c) or as required under COBRA or with respect to accrued pay for services rendered during the current pay period, On-Line has no liability or obligation of any kind or nature whatever under any such employee benefit plan, practice or program (including any Employee Welfare Benefit Plan, or Employee Pension Benefit Plan or Other Employee Benefit Arrangement), to any natural person who is not currently a full-time or part-time employee of On-Line (including former employees, directors, officers, agents, consultants, or dependents or beneficiaries of any of the foregoing or of any employee). Except as set forth in Schedule 4.23(d), each Employee Benefit Arrangement that is subject to ERISA is in material compliance with ERISA; each Employee Benefit Arrangement intended to be "qualified" (within the meaning of Section 401(a) of the Code) has been determined by the IRS to be so qualified; no Employee Benefit Arrangement is subject to Title IV of ERISA; and no prohibited transaction (within the meaning of Section 406 of ERISA), has occurred under any Employee Benefit Arrangement with respect to which a tax or penalty has been or may be imposed upon On-Line under Section 4975 of the Code. All contributions or other amounts payable by On-Line as of the date hereof with respect to each Employee Benefit Arrangement in respect of current or prior plan years have been either paid in full or accrued in full on the Financial Statements. As of the date hereof, there are no pending or, to the knowledge of On-Line, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Arrangement or any trusts related thereto which would have a material adverse effect on On-Line or the On-Line Business.

         (e) On-Line has delivered to Purchaser true, complete and accurate copies of each and every (i) Employee Welfare Benefit Plan, (ii) Employee Pension Benefit Plan, and (iii) Other Employee Benefit Arrangement, and with respect to each of the foregoing, On-Line has delivered to Purchaser true, complete and correct copies of any written or oral plan or arrangements documents (including with respect to any plan or arrangements (or parts thereof) which are unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other material matters which relate to the obligations of On-Line), summary plan descriptions, summaries of material modifications and together with true, complete and correct copies of all actuarial reports, trust statements or government filings (including Form 5500 filings) with respect thereto made in or with respect to such six most recent fiscal year periods.

         4.24 EMPLOYEES. (a) Section 1 of Schedule 4.24(a) contains a true, complete and correct list of each manager, officer and employee of On-Line, together with each such Person's name, job title, current annual compensation, total compensation (base and additions) for 1993 and 1994, and duration of employment with such entity, all ranked in descending order of annual compensation. On-Line: (i) is in substantial compliance with all applicable Legislative Enactments and Official Actions regarding employment, wages and hours with respect to its employees, consultants and independent contractors, and (ii) is not engaged in any unfair labor practice or discriminatory employment practice that is prohibited by applicable Legislative Enactments or Official Actions. Since January 1, 1989 and except as set forth in Section 2 of
Schedule 4.24(a), no complaint of any such practice against On-Line has been filed or, to the knowledge of On-Line, threatened to be filed, with or by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Illinois Department of Human Rights, the Illinois Department of Labor or any other Tribunal that regulates labor or employment practices, and there is no grievance filed or, to the knowledge of On-Line, threatened to be filed, against On-Line by any employee pursuant to any collective bargaining or other employment agreement. Section 3 of Schedule 4.24(a) sets forth each consultant or independent contractor who, individually or together with others, is material to the On-Line Business. There are no material controversies pending, or to the knowledge of On-Line, threatened, between On-Line and any of its employees, and no labor union or other organization represents or claims to represent any of such employees' interests. Except as set forth in Section 4 of Schedule 4.24(a) and since January 1, 1989, On-Line has not been a party to any Contract with any union, labor organization or collective bargaining unit with respect to any of its employees. No union organizing or election activities involving any employees of On-Line are in progress or, to the knowledge of On-Line, threatened.

         (b) Schedule 4.24(b) sets forth a true, complete and correct list of all employment agreements or other compensation or benefit arrangements to which On-Line is a party with respect to any of its employees.

         (c) Schedule 4.24(c) sets forth a true, complete and correct list of all employee manuals, policies, procedures and work related rules that apply to any of On-Line's employees.

         (d) All payments due from On-Line on account of employer's social security contributions and employee health and welfare insurance under collective bargaining agreements, if any, applicable Legislative Enactments or otherwise with respect to On-Line in respect of years and periods (and portions thereof) ended on or prior to the Balance Sheet Date were either paid prior to the Balance Sheet Date or accrued in full as a liability on the Balance Sheets of On-Line.

         (e) On-Line has withheld proper amounts of Taxes from the wages or other compensation paid or payable to any current or past employees or independent contractors with respect to the period prior to the Effective Date (all of which Taxes have been or will be timely remitted to the appropriate Tax authority) and has properly and timely filed or will properly and timely file all Tax Returns (required to be filed by the Effective Date) with respect to employee income Tax withholding and social security and unemployment Taxes, all in compliance with the Tax withholding provisions of the Code and other applicable Legislative Enactments and has paid or will timely pay all Taxes shown thereby to be payable.

         (f) On-Line shall have taken all necessary actions to comply with the WARN Act, to the extent it is subject to such act, and Purchaser shall not have any disclosure or announcement obligations under the WARN Act based upon any action taken by On-Line prior to Closing. As of the date hereof, On-Line does not contemplate any "plant closing" or "mass layoff," as such terms are used in the WARN Act, with respect to any of its employees, except as set forth in
Schedule 4.24(f).

         (g) All severance payments, if any, which as of the Effective Date were payable by On-Line with respect to any employees or any past employees of On-Line under the terms of any oral or written agreement or commitment will have been paid on or prior to the Effective Date.

         (h) On-Line has not made any payments, and is not and will not become obligated to make any payments, to any Person which could result in "excess parachute payments" (as defined in Section 28OG(b) of the Code) to any such Person or in any payments that will not be deductible under Section 28OG of the Code.

         (i) On-Line has not made any representations or warranties or any other statements or communications regarding Purchaser's right, ability, plan or intention to dismiss any employee or the terms and conditions upon which any such employee will be employed by Purchaser, without the consent of Purchaser.

         (j) Except as set forth in Schedule 4.24(j), no employees of On-Line are "leased employees" as such term is defined in Section 414(n) of the Code.

         (k) To the knowledge of On-Line, all employees of On-Line are authorized to be employed in, the United States. Schedule 4.24(k) sets forth a list of any employees of On-Line which, to the knowledge of On-Line, are foreign nationals employed in the United States.

         (l) Schedule 4.24(l) sets forth the names of each Person presently employed by On-Line who has not been, since at least September 30, 1994, continuously employed by On-Line on a full-time basis or on a part-time basis.

         4.25 CONFIDENTIAL INFORMATION. On-Line has requested that all confidential or proprietary information relating to On-Line or any aspect of the On-Line Business which has been provided since January 1, 1992 by On-Line to any Person that entered or proposed to enter into negotiations either for the sale of (a) any Ownership Interests in On-Line or (b) substantially all the assets of On-Line, whether or not under a Contract or other assurances of confidentiality, be destroyed or returned to On-Line.

         4.26 BROKERS. On-Line has not authorized any Person to act as a broker or finder or in any similar capacity in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against Purchaser for any brokers' or finders' fees or similar fees or expenses. All fees and expenses of The Chicago Corporation and any other broker, finder or similar representative of On-Line shall be borne by On-Line prior to Closing and under no circumstances, by Purchaser.

         4.27 DISCLOSURE. No representation or warranty and no information, financial statement, report, certificate or other document prepared on furnished by or on behalf of On-Line under or in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to On-Line (other than general economic conditions, which conditions are commonly known and affect businesses generally) which has, or which could reasonably be expected to have, in the reasonable judgment of On-Line, a material adverse effect on On-Line or the On-Line Business.

         4.28 ON-LINE'S KNOWLEDGE. For purposes of this Agreement, the phrase "to the knowledge of On-Line" or phrases of similar import means the actual knowledge of employees of On-Line with a title of departmental director or above.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SUPERIOR

     To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Superior represents and warrants to Purchaser as follows:

         5.1 ORGANIZATION, GOOD STANDING OF SUPERIOR. Superior is a state savings bank duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. No governmental authority or agency of any other jurisdiction has advised Superior in writing that Superior is required to qualify or register to transact business as a foreign corporation in such jurisdiction.

         5.2 SUPERIOR'S ON-LINE STOCK INTEREST. Superior owns and holds three hundred (300) shares of the common capital stock of On-Line, $10.00 par value, free and clear of all Liens.

         5.3  AUTHORIZATION, NO VIOLATION, ETC. Except as further limited by:
(i) bankruptcy, insolvency, moratorium,
reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Superior and this Agreement constitutes the legal, valid and binding obligation of Superior, enforceable against Superior in accordance with its terms.

         5.4 BROKER'S AND FINDER'S FEES. Except for the fees payable to The Chicago Corporation, Superior has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

         5.5 TRUE AND COMPLETE INFORMATION. No representation or warranty made by Superior contained in this Agreement and no statement made by or on behalf of Superior contained in any certificate, schedule, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF ISC

     To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, ISC represents and warrants to Purchaser as follows:

         6.1 ORGANIZATION, GOOD STANDING OF ISC. ISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power to own its properties and assets and to carry on its Business as now conducted. No governmental authority or agency of any other jurisdiction has advised ISC in writing that ISC is required to qualify or register to transact business as a foreign corporation in such jurisdiction.

         6.2 CAPITAL STOCK. On the date hereof, ISC has authorized, issued and outstanding capital stock (the "ISC Stock") as follows:



         CLASS OF
          STOCK AUTHORIZED     PAR VALUE         ISSUED  OUTSTANDING    TREASURY
         Common                 100,000   $1.00  19,550     16,500        3,050

All of the issued and outstanding shares of ISC Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of ISC Stock have been issued in violation of any preemptive rights. There are no (nor will there be on the Effective Date) shares of any class of capital stock or equity securities of ISC outstanding (other than the ISC Stock) and there are no (nor will there be on the Effective Date) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of ISC.

         6.3 STOCKHOLDERS OF ISC. Schedule A sets forth the stockholders of record of ISC and the number of shares of ISC Stock held by such stockholders.

         6.4 ISC'S ON-LINE STOCK INTEREST. ISC owns and holds nineteen thousand five hundred twenty (19,520) shares of the common capital stock of On-Line, $10.00 par value, free and clear of all Liens.

         6.5  AUTHORIZATION, NO VIOLATION, ETC. Except as further limited by:
(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ISC and this Agreement constitutes the legal, valid and binding obligation of ISC, enforceable against ISC in accordance with its terms.

         6.6 SUBSIDIARIES. Other than its equity or ownership interest in On-Line, ISC has no equity or ownership interest in any other corporation, partnership, joint venture or inactive corporation.

         6.7 FINANCIAL STATEMENTS. ISC has delivered to Purchaser certified balance sheets of ISC for the fiscal years ended December 31, 1993 and December 31, 1994, which statements present fairly the results of operations for the respective periods covered thereby.

         6.8  TAXES AND TAX RETURNS.

         (a) ISC has duly filed all federal, state and local Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes which have been incurred or are shown to be due on said Tax Returns or are claimed in writing to be due from it or imposed on it or its properties, assets, income, franchises, licenses, sales or use, by any federal, state and local taxing authorities on or prior to the date hereof. The amounts recorded as reserves for Taxes on gross or net basis, on the December 31, 1994 financial statements of ISC, are sufficient in the aggregate for the payment by ISC of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1994 or for any year or period prior thereto. As of the date hereof, there has not been any audit or notification of any pending audit of any Tax Return of ISC. There are no material disputes pending, or claims asserted, for Taxes upon ISC, nor does ISC have knowledge of facts which, upon examination, may reasonably be interpreted to form the basis of an unasserted claim for Taxes. ISC has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, local or foreign Tax Return for any period. ISC does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. ISC has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code). ISC is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. ISC has not filed a consent under Section 341(f) of the Code. ISC has provided to Purchaser or its representatives complete and correct copies of its federal, state or local income Tax Returns filed on or prior to December 31, 1994 and all examination reports, if any, relating to the audit of such Tax Returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1989.

         (b) All monies required to be withheld from employees of ISC for income Taxes, social security and unemployment insurance Taxes or collected from customers or others as sales, use or other Taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established.

         6.9 ISC MATERIAL CONTRACTS. There are no material contracts to which ISC is a party.

         6.10 PROPERTY. ISC has good title to all of the assets reflected as owned by it in the December 31, 1994 financial statements of ISC free and clear of all Liens.

         6.11 NO MATERIAL ADVERSE CHANGE. Since December 31, 1994, there has been no material adverse change in the Business, financial condition, properties, results of operation, or capitalization of ISC, taken as a whole, except for such changes as may occur as a consequence of the transactions contemplated by this Agreement.

         6.12 INVESTIGATIONS, LITIGATION. There is no investigation by any federal, state or local governmental agency of which ISC is aware, or any action, suit, proceeding or claim pending or, to the knowledge of ISC, threatened, against or adversely affecting ISC (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or Business of ISC, which would, if adversely determined, have a material adverse effect on the Business or financial condition of ISC, taken as a whole. Neither ISC nor any director, officer, employee or agent of ISC in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to ISC's knowledge threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against ISC or any director, officer, employee or agent of ISC in their respective capacities as directors, officers, employees or agents, or involving any property or assets of ISC. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, to the knowledge of ISC, affecting ISC or the assets or Business of ISC, and no claim for indemnification has been made with respect to any legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation by any director, officer, employee or agent of ISC in his or her capacity as director, officer, employee or agent, which could reasonably be expected to have a material adverse effect on the Business or financial condition of ISC, taken as a whole, or which challenges the validity or propriety of the transaction contemplated by this Agreement.

         6.13 INSURANCE. ISC has no policies of insurance in effect.

         6.14 COMPLIANCE WITH LAWS, REGULATIONS. ISC has conducted its Business in substantial compliance with all applicable federal, state and local laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on ISC taken as a whole.

         6.15 LIABILITIES. ISC has not incurred any obligation or liability, contingent or otherwise, in excess of $500.

         6.16 ACCOUNTS RECEIVABLE, COLLECTION OF ACCOUNTS RECEIVABLE. ISC has no Accounts Receivable.

         6.17 EMPLOYEE BENEFIT PLANS. ISC has no employee benefit plans within the meaning of Section 3(3) of ERISA.

         6.18 TRUE AND COMPLETE INFORMATION. No representation or warranty made by ISC contained in this Agreement and no statement made by or on behalf of ISC contained in any certificate, schedule, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         6.19 ISC'S KNOWLEDGE. For purposes of this Agreement, the phrase "to the knowledge of ISC" or phrases of similar import means the actual knowledge of the following officers of ISC: President and Treasurer.


                                   ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF SLI

     To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, SLI represents and warrants to Purchaser as follows:

         7.1 ORGANIZATION, GOOD STANDING OF SLI. SLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary corporate power to own its properties and assets and to carry on its Business as now conducted. No governmental authority or agency of any other jurisdiction has advised SLI in writing that SLI is required to qualify or register to transact business as a foreign corporation in such jurisdiction.

         7.2 CAPITAL STOCK. On the date hereof, SLI has authorized, issued and outstanding capital stock (the "SLI Stock") as follows:


         CLASS OF
          STOCK AUTHORIZED     PAR VALUE      ISSUED OUTSTANDING      TREASURY
         Common    10,000      NPV  5,950               4,175           1,775

All of the issued and outstanding shares of SLI Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of SLI Stock have been issued in violation of any preemptive rights. There are no (nor will there be on the Effective Date) shares of any class of capital stock or equity securities of SLI outstanding (other than the SLI Stock) and there are no (nor will there be on the Effective Date) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of SLI.

         7.3 STOCKHOLDERS OF SLI. Schedule B sets forth the stockholders of record of SLI and the number of shares of SLI Stock held by such stockholders.

         7.4 SLI'S ON-LINE STOCK INTEREST. SLI owns and holds five thousand eight hundred (5,800) shares of the common capital stock of On-Line, $10.00 par value, free and clear of all Liens.

         7.5  AUTHORIZATION, NO VIOLATION, ETC. Except as further limited by:
(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SLI and this Agreement constitutes the legal, valid and binding obligation of SLI, enforceable against SLI in accordance with its terms.

         7.6 SUBSIDIARIES. Other than its equity or ownership interest in On-Line, SLI has no equity or ownership interest in any other corporation, partnership, joint venture or inactive corporation.

         7.7 FINANCIAL STATEMENTS. SLI has delivered to Purchaser certified balance sheets of SLI for the fiscal years ended September 30, 1993 and September 30, 1994, which statements present fairly the results of operations for the respective periods covered thereby.

         7.8  TAXES AND TAX RETURNS.

         (a) SLI has duly filed all federal, state and local Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes which have been incurred or are shown to be due on said Tax Returns or are claimed in writing to be due from it or imposed on it or its properties, assets, income, franchises, licenses, sales or use, by any federal, state and local taxing authorities on or prior to the date hereof. The amounts recorded as reserves for Taxes on gross or net basis, on the September 30, 1994 financial statements of SLI, are sufficient in the aggregate for the payment by SLI of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended September 30, 1994 or for any year or period prior thereto. As of the date hereof, there has not been any audit or notification of any pending audit of any Tax Return of SLI. There are no material disputes pending, or claims asserted, for Taxes upon SLI, nor does SLI have knowledge of facts which, upon examination, may reasonably be interpreted to form the basis of an unasserted claim for Taxes. SLI has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, local or foreign Tax Return for any period. SLI does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. SLI has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code). SLI is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. SLI has not filed a consent under Section 341(f) of the Code. SLI has provided to Purchaser or its representatives complete and correct copies of its federal, state or local income Tax Returns filed on or prior to December 31, 1994 and all examination reports, if any, relating to the audit of such Tax Returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1989.

         (b) All monies required to be withheld from employees of SLI for income Taxes, social security and unemployment insurance Taxes or collected from customers or others as sales, use or other Taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established.

         7.9 SLI MATERIAL CONTRACTS. There are no material contracts to which SLI is a party.

         7.10 PROPERTY. SLI has good title to all of the assets reflected as owned by it in the September 30, 1994 financial statements of SLI free and clear of all Liens.

         7.11 NO MATERIAL ADVERSE CHANGE. Since September 30, 1994, there has been no material adverse change in the Business, financial condition, properties, results of operation, or capitalization of SLI, taken as a whole, except for such changes as may occur as a consequence of the transactions contemplated by this Agreement.

         7.12 INVESTIGATIONS, LITIGATION. There is no investigation by any federal, state or local governmental agency of which SLI is aware, or any action, suit, proceeding or claim pending or, to the knowledge of SLI, threatened, against or adversely affecting SLI (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or Business of SLI, which would, if adversely determined, have a material adverse effect on the Business or financial condition of SLI, taken as a whole. Neither SLI nor any director, officer, employee or agent of SLI in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to SLI's knowledge threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against SLI or any director, officer, employee or agent of SLI in their respective capacities as directors, officers, employees or agents, or involving any property or assets of SLI. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, to the knowledge of SLI, affecting SLI or the assets or Business of SLI, and no claim for indemnification has been made with respect to any legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation by any director, officer, employee or agent of SLI in his or her capacity as director, officer, employee or agent, which could reasonably be expected to have a material adverse effect on the Business or financial condition of SLI, taken as a whole, or which challenges the validity or propriety of the transaction contemplated by this Agreement.

         7.13 INSURANCE. SLI has no policies of insurance in effect.

         7.14 COMPLIANCE WITH LAWS, REGULATIONS. SLI has conducted its Business in substantial compliance with all applicable federal, state and local laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on SLI taken as a whole.

         7.15 LIABILITIES. SLI has not incurred any obligation or liability, contingent or otherwise, in excess of $500.

         7.16 ACCOUNTS RECEIVABLE, COLLECTION OF ACCOUNTS RECEIVABLE. SLI has no Accounts Receivable.

         7.17 EMPLOYEE BENEFIT PLANS. SLI has no employee benefit plans within the meaning of Section 3(3) of ERISA.

         7.18 TRUE AND COMPLETE INFORMATION. No representation or warranty made by SLI contained in this Agreement and no statement made by or on behalf of SLI contained in any certificate, schedule, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         7.19 SLI'S KNOWLEDGE. For purposes of this Agreement, the phrase "to the knowledge of SLI" or phrases of similar import means the actual knowledge of the following officers of SLI: President and Treasurer.


                                  ARTICLE VIII
                      REPRESENTATIONS AND WARRANTIES OF OHM

     To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, OHM represents and warrants to Purchaser as follows:

         8.1 ORGANIZATION, GOOD STANDING OF OHM. OHM is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate power to own its properties and assets and to carry on its Business as now conducted. No governmental authority or agency of any other jurisdiction has advised OHM in writing that OHM is required to qualify or register to transact business as a foreign corporation in such jurisdiction.

         8.2 CAPITAL STOCK. On the date hereof, OHM has authorized, issued and outstanding capital stock (the "OHM Stock") as follows:


         CLASS OF
          STOCK AUTHORIZED      PAR VALUE     ISSUED OUTSTANDING     TREASURY
         Common      1,000      $100  500                500             0

All of the issued and outstanding shares of OHM Stock are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of OHM Stock have been issued in violation of any preemptive rights. There are no (nor will there be on the Effective Date) shares of any class of capital stock or equity securities of OHM outstanding (other than the OHM Stock) and there are no (nor will there be on the Effective Date) outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of OHM.

         8.3 STOCKHOLDERS OF OHM. Schedule C sets forth the stockholders of record of OHM and the number of shares of OHM Stock held by such stockholders.

         8.4  OHM'S ON-LINE STOCK INTEREST. OHM owns and holds five hundred
(500) shares of the common capital stock of On-Line, $10.00 par value, free and clear of all Liens.

         8.5  AUTHORIZATION, NO VIOLATION, ETC. Except as further limited by:
(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OHM and this Agreement constitutes the legal, valid and binding obligation of OHM, enforceable against OHM in accordance with its terms.

         8.6 SUBSIDIARIES. Other than its equity or ownership interest in On-Line, OHM has no equity or ownership interest in any other corporation, partnership, joint venture or inactive corporation.

         8.7 FINANCIAL STATEMENTS. OHM has delivered to Purchaser certified balance sheets of OHM for the fiscal years ended December 31, 1993 and December 31, 1994, which statements present fairly the results of operations for the respective periods covered thereby.

         8.8  TAXES AND TAX RETURNS.

         (a) OHM has duly filed all federal, state and local Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes which have been incurred or are shown to be due on said Tax Returns or are claimed in writing to be due from it or imposed on it or its properties, assets, income, franchises, licenses, sales or use, by any federal, state and local taxing authorities on or prior to the date hereof. The amounts recorded as reserves for Taxes on gross or net basis, on the December 31, 1994 financial statements of OHM, are sufficient in the aggregate for the payment by OHM of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1994 or for any year or period prior thereto. As of the date hereof, there has not been any audit or notification of any pending audit of any Tax Return of OHM. There are no material disputes pending, or claims asserted, for Taxes upon OHM, nor does OHM have knowledge of facts which, upon examination, may reasonably be interpreted to form the basis of an unasserted claim for Taxes. OHM has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, local or foreign Tax Return for any period. OHM does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. OHM has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code). OHM is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. OHM has not filed a consent under Section 341(f) of the Code. OHM has provided to Purchaser or its representatives complete and correct copies of its federal, state or local income Tax Returns filed on or prior to December 31, 1994 and all examination reports, if any, relating to the audit of such Tax Returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1989.

         (b) All monies required to be withheld from employees of OHM for income Taxes, social security and unemployment insurance Taxes or collected from customers or others as sales, use or other Taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established.

         8.9 OHM MATERIAL CONTRACTS. There are no material contracts to which OHM is a party.

         8.10 PROPERTY. OHM has good title to all of the assets reflected as owned by it in the December 31, 1994 financial statements of OHM free and clear of all liens and encumbrances.

         8.11 NO MATERIAL ADVERSE CHANGE. Since December 31, 1994, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of OHM, taken as a whole, except for such changes as may occur as a consequence of the transaction contemplated by this Agreement.

         8.12 INVESTIGATIONS, LITIGATION. There is no investigation by any federal, state or local governmental agency of which OHM is aware, or any action, suit, proceeding or claim pending or, to the knowledge of OHM, threatened, against or adversely affecting OHM (including, without limitation, any investigation, action, or proceeding with respect to Taxes), or the assets or Business of OHM, which would, if adversely determined, have a material adverse effect on the Business or financial condition of OHM, taken as a whole. Neither OHM nor any director, officer, employee or agent of OHM in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to OHM's knowledge threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against OHM or any director, officer, employee or agent of OHM in their respective capacities as directors, officers, employees or agents, or involving any property or assets of OHM. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, to the knowledge of OHM, affecting OHM or the assets or Business of OHM, and no claim for indemnification has been made with respect to any legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation by any director, officer, employee or agent of OHM in his or her capacity as director, officer, employee or agent, which could reasonably be expected to have a material adverse effect on the Business or financial condition of OHM, taken as a whole, or which challenges the validity or propriety of the transaction contemplated by this Agreement. 8.13 INSURANCE. OHM has no policies of insurance in effect.

         8.14 COMPLIANCE WITH LAWS, REGULATIONS. OHM has conducted its Business in substantial compliance with all applicable federal, state and local laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on OHM taken as a whole.

         8.15 LIABILITIES. OHM has not incurred any obligation or liability, contingent or otherwise, in excess of $500.

         8.16 ACCOUNTS RECEIVABLE, COLLECTION OF ACCOUNTS RECEIVABLE. OHM has no Accounts Receivable.

         8.17 EMPLOYEE BENEFIT PLANS. OHM has no employee benefit plans within the meaning of Section 3(3) of ERISA.

         8.18 TRUE AND COMPLETE INFORMATION. No representation or warranty made by OHM contained in this Agreement and no statement made by or on behalf of OHM contained in any certificate, schedule, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         8.19 OHM'S KNOWLEDGE. For purposes of this Agreement, the phrase "to the knowledge of OHM" or phrases of similar import means the actual knowledge of the following officers of OHM: President and Treasurer.


                                   ARTICLE IX
                  REPRESENTATIONS AND WARRANTIES OF THE THRIFTS

     To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Thrifts, not jointly and severally, but individually, represents and warrants to Purchaser as follows:

         9.1 ORGANIZATION, GOOD STANDING OF SUCH THRIFT. Such Thrift is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all necessary corporate power to own its properties and assets and to carry on its Business as now conducted. No governmental authority or agency of any other jurisdiction has advised such Thrift in writing that such Thrift is required to qualify or register to transact business as a foreign corporation in such jurisdiction.

         9.2 SUCH THRIFT'S SERVICE CORP STOCK INTEREST. Such Thrift owns and holds the number of shares of the common capital stock of the applicable Service Corp as set forth in Schedule "A," "B," or "C" hereto, as the case may be, free and clear of all Liens.

         9.3  AUTHORIZATION, NO VIOLATION, ETC. Except as further limited by:
(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Thrift and this Agreement constitutes the legal, valid and binding obligation of such Thrift, enforceable against such Thrift in accordance with its terms.

         9.4 BROKER'S AND FINDER'S FEES. Except for the fees payable to The Chicago Corporation, such Thrift has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

         9.5 TRUE AND COMPLETE INFORMATION. No representation or warranty made by such Thrift contained in this Agreement and no statement made by or on behalf of such Thrift contained in any certificate, schedule, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.


                                    ARTICLE X
                  COVENANTS OF THE MEMBERS OF THE ON-LINE GROUP

         With respect to the covenants set forth in this Article X, On-Line and each On-Line Stockholder (and to the extent specifically provided herein, each Selling Entity) agrees to be liable for the performance of such covenants.

         10.1 CONSUMMATION OF TRANSACTIONS. Subject to the terms and conditions herein provided, from the date hereof through the Effective Date, On-Line and each of the On-Line Stockholders will use its best efforts to take, or cause to be taken, all actions and to do, and cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms of this Agreement applicable to On-Line and such On-Line Stockholder. From the date hereof through the Effective Date, On-Line and each On-Line Stockholder shall not voluntarily take or fail to take any action or course of action inconsistent with the satisfaction of the respective conditions, terms and provisions of this Agreement or the consummation of the respective transactions contemplated by this Agreement in accordance with the terms of this Agreement applicable to On-Line and such On-Line Stockholder.

         10.2 CONDUCT OF BUSINESS. From the date hereof and through the Effective Date, On-Line will conduct the On-Line Business (and each Service Corp will conduct its respective Business) only in the ordinary course, consistent with past practices, except as Purchaser may otherwise consent in writing. Without limiting the generality of the foregoing, unless Purchaser has given its prior written consent otherwise, On-Line and each On-Line Stockholder will not take any action that would cause the material breach of any covenant of On-Line or any On-Line Stockholder in this Agreement (including in this Article X) or that would cause the representations and warranties of any member of the On-Line Group in this Agreement to be untrue in any material respect at any time through the Effective Date.

         10.3 PRESERVATION OF BUSINESS. Without limiting the generality of
Section 10.1 and Section 10.2 and except as otherwise expressly provided in or disclosed in this Agreement, from the date hereof and through the Effective Date, On-Line and each Service Corp will:

         (a) use its best efforts to preserve intact its present Business organization and not materially alter or change its methods of operation;

         (b) use its best efforts to preserve its goodwill and its present Business relationships with all Persons;

         (c) use commercially reasonable efforts to keep available the services of its present officers and employees;

         (d) maintain and keep its properties in good repair and condition, normal wear and tear and damage due to casualty excepted;

         (e) pay and perform, when due, all material obligations under its Contracts;

         (f) comply with and perform all its material obligations and duties imposed by all Legislative Enactments and Official Actions, except as may be contested by On-Line or such Service Corp in good faith by appropriate proceedings and, in such event, disclose all such contests and proceedings to Purchaser;

         (g) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies of insurance currently in force unless any change in coverage is effected in the ordinary course of the On-Line Business or the Business of such Service Corp, consistent with past practices;

         (h) not amend or make other changes to its Charter or Bylaws in any manner whatsoever that would inhibit or hinder its ability to consummate the transactions contemplated hereby;

         (i) not merge or consolidate, or enter into any agreement to merge or consolidate, with any other Person or purchase or invest in, or enter into any agreement to purchase or invest in, the Business of another Person;

         (j) not: (i) sell, grant, issue or otherwise dispose of any Ownership Interests (or any options, interests, or other securities convertible into any Ownership Interests) in any Person or any interest therein, or (ii) acquire (through redemption or otherwise) any Ownership Interests (or any options, interests, or other securities convertible into any Ownership Interests) in any Person;

         (k) except in accordance with Section 10.14, not declare, set aside or pay any dividends on, or other distributions (whether by way of redemption, repurchase or otherwise) with respect to, any Ownership Interests or otherwise change or alter its cash management practices;

         (l) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any of its properties, except for tangible personal property purchased, sold, leased or pledged in the ordinary course of its Business, consistent with past practices, but not in any event any assets having in the aggregate a book or market value in excess of: (A) $10,000 with respect to On-Line or (B) $500 with respect to such Service Corp;

         (m) not enter into, or become obligated under, any Contract, or change, amend, terminate or otherwise modify any Contract, except for: (i) customer Contracts and other normal purchase, sale, license and lease agreements and commitments for tangible personal property which are entered into in the ordinary course of its Business, consistent with past practices, or (ii) Contracts not entered into in the ordinary course of its Business, consistent with past practices, and that involve an amount in the aggregate not exceeding:
(A) $10,000 with respect to On-Line, or (B) $500 with respect to such Service Corp;

         (n) not: (i) enter into any new line of Business; (ii) change any investment, liability management or other material policies in any material respect; or (iii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith, other than capital expenditures, obligations or liabilities in connection therewith not in excess of: (A) $10,000 in the aggregate with respect to On-Line, or (B) $1,000 in the aggregate with respect to such Service Corp;

         (o) not change its method of accounting from that in effect at the Balance Sheet Date nor change its method of accounting for income and deductions for federal income tax purposes from that employed in the preparation of its federal income Tax Return for the taxable year ending in 1994;

         (p) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses, perquisites and benefits under pension, profit sharing, deferred compensation and similar plans or programs) which is paid or payable, directly or indirectly, to or for the benefit of any of its directors, officers or employees employed or engaged; or hire any such employee: (A) with respect to such Service Corp for any reason whatsoever, and
(B) with respect to On-Line at an annual salary in excess of $25,000, or (except in the ordinary course of On-Line's Business, consistent with past practices) terminate any such employee whose annual base compensation is in excess of $62,500;

         (q) not establish any employee plan or program as described in Section
4.23 nor make, or commit to make, any payment, contribution or award under or into any such employee plan or program except in the ordinary course of its Business as required thereunder and only in amounts consistent with past practices in determining similar amounts;

         (r) not waive, compromise or settle any right or claim (other than through the making of any payments in cash), or institute, settle or agree to settle any litigation, action or proceeding before any Tribunal;

         (s) not subject any of its properties to any newly created Lien or other adverse interest or restriction, other than Permitted Encumbrances or Liens for Taxes not yet due and payable that have been incurred in the ordinary course of its Business, consistent with past practices;

         (t) not incur or commit to any indebtedness, obligation or liability, except: (i) in connection with customer Contracts, those arising in the ordinary course of its Business, consistent with past practices and (ii) in any other case, those arising in the ordinary course of its Business, consistent with past practices, but not in any event with respect to this clause (ii) in an amount exceeding: (A) $10,000 in the aggregate with respect to On-Line, or (B) $500 in the aggregate with respect to such Service Corp;

         (u) not: (i) assume, guaranty or endorse the obligations of any Person, except in the ordinary course of its Business, consistent with past practices, for the endorsement of negotiable instruments for deposit to the account of the Person to whom such instrument is originally payable, and (ii) in any other case, in the ordinary course of its Business, consistent with past practices (but not in any event with respect to this clause in an amount exceeding $1,000 in the aggregate); and

         (v) not extend any credit or commit to extend credit to any Person;

         (w) use or sell the inventories and supplies reflected in its Balance Sheets only in the ordinary course of its Business, consistent with past practices, except for those items that are returned in the ordinary course of its Business in amounts consistent with the past returns experience.

         10.4 ACCESS TO INFORMATION. From the date hereof to the Effective Date, On-Line and each Service Corp shall furnish the officers, employees and agents of Purchaser reasonable access during normal business hours to: (a) the officers, employees, agents, properties, Books and Records of On-Line and such Service Corp, and (b) all of its financial, operating and other data and information. Purchaser shall have the right to review the Books and Records of On-Line and the Service Corps prior to the Effective Date. No such examination, inspection or audit by Purchaser or its agents and representatives (whether in accordance with this Section 10.4 or otherwise) shall in any way diminish, modify, terminate or otherwise affect the respective representations, warranties, covenants or agreements of a member of the On-Line Group contained in this Agreement or in any certificate or other instrument furnished or to be furnished by a member of the On-Line Group pursuant to this Agreement.

         10.5 NOTIFICATION OF CERTAIN MATTERS. Prior to the Effective Date, On-Line and each Service Corp shall give prompt notice to Purchaser of: (a) any threatened or actual lawsuit, any proposed settlement of any threatened or actual lawsuit and any pending or threatened governmental action or proceeding of any kind known to On-Line or such Service Corp which relates the On-Line Business or On-Line or such Service Corp or its Business or the transactions then contemplated by this Agreement; (b) any material failure of On-Line or such Service Corp or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement then remaining to be complied with or satisfied by it hereunder; and (c) any material adverse change which may hereafter occur with respect to the financial condition, Business, rights, properties or assets of On-Line or such Service Corp, whether or not covered by insurance, or with respect to relationships between On-Line and such Service Corp and their respective employees, creditors, suppliers, distributors, franchisors, licensees, customers or others having business relationships with On-Line or such Service Corp.

         10.6 FURNISHING OF INFORMATION. From the date hereof and through the Effective Date, On-Line will furnish to Purchaser, as soon as available, but in any event not later than 15 days after the end of each calendar month of each year, commencing with the month ending August 31, 1995, an unaudited balance sheet for On-Line as of the end of such month and the related unaudited statements of income, retained earnings, accrued liabilities and cash flows of On-Line for such month and for the portion of the fiscal year of the same through such date in the form and detail similar to those customarily prepared by management of On-Line for internal use, setting forth in each case in comparative form the figures for the corresponding month of the previous year, certified by the chief financial officer or treasurer (or other comparable officer) of On-Line as being prepared in accordance with GAAP and fairly presenting the financial position of On-Line and each Service Corp as of the dates thereof and the results of operations of the same for the period then ended, subject to normal, recurring quarter-end and year-end audit adjustments, consistent (as to size, subject matter and reason thereafter) with past practices. All such financial statements described above shall be true, complete and correct and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein).

         10.7 ACCOUNTS RECEIVABLE. In connection with attempting to collect the Effective Date Accounts Receivable, Purchaser shall not be required to institute legal proceedings, and Purchaser shall not be entitled to settle or compromise any of the same without the prior written consent of Agent. Upon the written request of Agent, Purchaser shall assign the Effective Date Accounts Receivable (as defined in Section 11.6) to Agent who shall then have sole responsibility for the collection of the Effective Date Accounts Receivable.

         10.8 FURTHER ASSURANCES. If at any time after any Closing, Purchaser shall consider or be advised that any further assignments, conveyances, transfers or assurances in law, or any other actions or things, may be necessary or appropriate to assign, convey, transfer, set over or deliver to, or to vest, perfect or confirm in, Purchaser any right, title or interest of any Selling Entity, of record or otherwise, in or to the Purchased Stock such Selling Entity shall, at Purchaser's sole cost and expense, promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by Purchaser to assign, convey, transfer, set over and deliver to, and to vest, perfect and confirm in, Purchaser all right, title and interest of the Selling Entities, of record and otherwise, in and to the Purchased Stock; provided, however, that any such request by Purchaser shall be subject to any limitations or restrictions expressly provided in this Agreement.

         10.9 ACQUISITION TRANSACTIONS WITH OTHERS. On-Line and each On-Line Stockholder will not, directly or indirectly: (a) solicit, initiate or encourage submission of proposals or offers from any person other than Purchaser relating to any acquisition or purchase of all or a material part of the properties of On-Line or the Service Corps or the stock of On-Line or the Service Corps by way of any sale of assets or merger, consolidation or business combination with, or any recapitalization, restructuring or issuance or offering of debt or equity securities of, On-Line or the Service Corps (an "Acquisition Proposal"), or (b) participate in any discussions or negotiations regarding, or furnish to any person other than Purchaser and its representatives any information with respect to or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any person other than Purchaser. If, notwithstanding the foregoing, On-Line or any On-Line Stockholder or any officers, directors or representatives of On-Line or any On-Line Stockholder should receive any Acquisition Proposal or any inquiry regarding any such proposal from a third party, On-Line and such On-Line Stockholder shall promptly inform Purchaser. On-Line and each On-Line Stockholder shall use its best efforts to prevent any director, officer, employee or other representative or agent of On-Line or the On-Line Stockholders from negotiating, or soliciting or participating in negotiations with respect to any Acquisition Proposal any other transaction inconsistent with those contemplated by this Agreement.

         10.10 CONSENTS. Except as otherwise provided in this Section 10.10, On-Line and the Service Corps shall bear and be responsible for all costs of obtaining, all Consents from any and all Tribunals and other Persons, that are required: (i) for the consummation of the transactions contemplated by this Agreement in accordance with this Agreement; (ii) to permit the continued operation of the Business of On-Line and the Service Corps on or after the Closing in substantially the same manner as it was carried on and conducted prior thereto; (iii) to prevent a breach of, a default, penalty or increase in payment under, or a termination of any license, supply contract, distribution agreement, joint venture or other Contract relating to the Business of each On-Line and each of the Service Corps. On-Line and each of the Service Corps agrees to use its best efforts to obtain such Consents. Purchaser agrees to use commercially reasonable efforts to assist On-Line and the Service Corps in obtaining such Consents.

         10.11 CONFIDENTIAL INFORMATION. Each Selling Entity hereby acknowledges that On-Line and Purchaser would be irreparably damaged if any proprietary or confidential information possessed by any Selling Entity concerning the On-Line Business, the Business of each Service Corp, On-Line, the Service Corps or Purchaser (except for any information that is or becomes generally known to the public, otherwise than through a breach of this Agreement) were disclosed to or used by any Person other than On-Line, the Service Corps or Purchaser. For a period of five years from and after the Effective Date, each Selling Entity agrees that it will not use or disclose, and will prevent its directors, officers, accountants, agents and other representatives from using or disclosing, any such confidential or proprietary information, except as expressly permitted hereunder or under any other agreement between such Selling Entity and Purchaser. If any Selling Entity is requested or required by any Tribunal to disclose any of such proprietary or confidential information, then such Selling Entity will provide Purchaser with prompt written notice of such request or requirement unless prohibited by applicable law. Purchaser may then either seek appropriate protective relief from all or part of such request or requirement or waive such Selling Entity's compliance with the provisions of this Section 10.11 with respect to all or part of such request or requirement. Such Selling Entity will cooperate with Purchaser, at Purchaser's expense, in attempting to obtain any reasonable protective relief that Purchaser chooses to seek. If, after Purchaser has had a reasonable opportunity to seek such relief, Purchaser fails to obtain such relief, then such Selling Entity may disclose only that portion of such proprietary or confidential information which its legal counsel advises it is compelled to disclose.

         10.12 ENFORCEMENT OF CONFIDENTIALITY AGREEMENT RIGHTS. The Selling Entities agree to enforce, at the cost and for the benefit of Purchaser, any and all rights of the Selling Entities under any Contract pursuant to which any confidential or proprietary information relating to any aspect of On-Line or the On-Line Business, or the Service Corps or the Business of each Service Corp, was provided by any Selling Entity to any Person if such Contract is not a part of the properties of On-Line or the Service Corps. The Selling Entities shall promptly inform Purchaser of any breach of which they become aware by any Person of the confidentiality obligations under any such Contract relating to confidential or proprietary information relating to On-Line or the On-Line Business, or the Service Corps or the Business of each Service Corp.

         10.13 UPDATED DISCLOSURE. Between the date of this Agreement and the Closing, On-Line and the Service Corps will: (a) promptly propose to Purchaser any supplement or amendment to the Exhibits or Schedules with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth or described in the Exhibits or Schedules or which is necessary to correct any information in the Exhibits or Schedules which has been rendered untrue or inaccurate thereby, and (b) promptly notify Purchaser of any other event which has caused or would cause a material adverse change in On-Line or the Service Corps or the On-Line Business or the Business of each Service Corp or in the condition (financial or otherwise), assets, liabilities, Business, operations, liquidity, properties or prospects of On-Line or the Service Corps.

         10.14 MISCELLANEOUS DISTRIBUTIONS. Immediately prior to the Effective Date, On-Line shall distribute to the On-Line Stockholders and the Service Corps will distribute to the Thrifts, all cash on hand (as reflected in the Balance Sheets of On-Line and the Service Corps), less (i) the amount of all Trade Payables of On-Line and the Service Corps as of the Effective Date, (ii) such other current liabilities of On-Line and the Service Corps that are properly attributable to the operations of On-Line and the Service Corps for the period prior to the Effective Date, and (iii) the amount to be refunded pursuant to
Section 2.8.

         10.15 JURISDICTION. In relation to any legal action, suit, or proceeding to which Purchaser, or any member of the On-Line Group is a party arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement ("Proceedings"), Purchaser, and each member of the On-Line Group hereby irrevocably: (a) submits to the exclusive jurisdiction of the courts of the State of Illinois and the courts of the United States of America for the Northern District of Illinois (such courts, the "Courts"), as Purchaser and any such member of the On-Line Group commencing such Proceedings may elect, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and (b) waives and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any document referred to herein, that it is not subject to the jurisdiction of the Courts, or that such action, suit, or proceeding may not be brought or is not maintainable in the Courts, or that this Agreement or any of such documents may not be enforced in or by the Courts, or that its property is exempt or immune from execution, or that the action, suit, or proceeding is brought in any inconvenient forum, or that the venue of the action, suit, or proceeding is improper.

         10.16 AFFIRMATIVE COVENANTS OF ON-LINE. Prior to the making of the distributions called for in Section 10.14, On-Line shall accomplish the following:

         (a) enter into a lease or financing arrangement for the Cartridge Tape Subsystem at a monthly cost not to exceed $5,000; and

         (b) pay into a reserve account to be maintained by On-Line, such sums as the Board of Directors of On-Line has determined, for the period ending September 30, 1995, are to be paid to employees of On-Line: (i) as bonuses (discretionary or otherwise), or (ii) as contributions (discretionary or otherwise) of On-Line under any Employee Pension Benefit Plans.

         10.17 CASH SWEEP DEBITS. (a) At Closing and prior to the distributions called for in Section 10.14, the Agent and Purchaser shall create a joint order escrow at a mutually agreed upon financial institution, into which On-Line shall deposit the amount of $65,000 (the "Halon System Escrow"). Such sum shall be used by Purchaser to offset all losses, costs and expenses of Purchaser, if any (the "Halon Loss") incurred by Purchaser in connection with a discharge from the Halon gas fire notification system employed at the Leased Premises (the "Halon System") which occurs, if at all, prior to October 31, 1996, including costs and expenses of installation of a water-based system to replace the Halon System. In the event no such discharge takes place prior to October 31, 1996 (or if such discharge results in losses, costs or expenses to Purchaser of less than $65,000 prior to October 31, 1996), the Halon System Escrow, or the remaining balance thereof, as the case may be, shall be paid to the Agent by October 31, 1996. Purchaser agrees to provide written notice of a Halon Loss to the Agent promptly upon the occurrence of the event causing such Halon Loss and to supply the Agent with all documentation evidencing or substantiating such Halon Loss. In the event of a dispute between the parties with respect to the subject matter of this Section 10.17(a), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Notwithstanding the foregoing, if Purchaser renews its lease for the Leased Premises and replaces the Halon System within a new fire protection notification system prior to October 31, 1996, Purchaser may use such portion of the proceeds of the Halon System Escrow as is necessary to offset the costs incurred by Purchaser in connection with the disposal of the Halon gas used therein. All sums still held in the Halon System Escrow and not effectively used for the foregoing (or held pending a claim for the foregoing) shall be paid to the Agent by December 31, 1996. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving the Halon System, including without limitation a defect therein or a discharge therefrom, shall be limited to a claim against funds then held in the Halon System Escrow.

         (b) To the extent that On-Line has not enhanced its existing ROLM phone system so as to make it operational under the North American Numbering Plan (the "ROLM Enhancement"), at Closing and prior to the distributions called for in Section 10.14, the Agent and Purchaser shall create a joint order escrow at a mutually agreed upon financial institution, into which On-Line shall deposit the amount of $35,000 (the "ROLM Escrow"). Such sum shall be used by Purchaser for the ROLM Enhancement. In the event that Purchaser does not complete the ROLM Enhancement by January 1, 1996, or the cost to enhance such system is less than $35,000, the ROLM Escrow, or the remaining balance thereof, as the case may be, shall be paid to Agent by January 2, 1996. Purchaser agrees to supply the Agent with all documentation evidencing or substantiating the ROLM Enhancement and agrees to act in good faith to minimize the cost thereof. In the event of a dispute between the parties with respect to the subject matter of this Section 10.17(b), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving On-Line's ROLM phone system including without limitation any defect therein, shall be limited to a claim against funds then held in the ROLM Escrow.

         (c) To the extent that On-Line has not adopted and implemented a Disaster Recovery Plan for the currently existing BankForce product (the "DRP"), at Closing and prior to the distributions called for in Section 10.14, the Agent and Purchaser shall create a joint order escrow at a mutually agreed upon financial institution, into which On-Line shall deposit the amount of $10,000 (the "DRP Escrow"). Such sum shall be used by Purchaser to adopt and implement the DRP. In the event that Purchaser does not adopt and implement the DRP by March 31, 1996 or the cost to accomplish same is less than $10,000, the DRP Escrow, or the remaining balance thereof, as the case may be, shall be paid to the Agent by April 15, 1996. Purchaser agrees to supply the Agent with all documentation evidencing or substantiating the DRP and agrees to act in good faith to minimize the cost thereof. In the event of a dispute between the parties with respect to the subject matter of this Section 10.17(c), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving the DRP shall be limited to a claim against funds then held in the DRP Escrow.

         (d) At Closing and prior to the distributions called for in Section 10.14, the Agent and Purchaser shall create a joint order escrow at a mutually agreed upon financial institution, into which On-Line shall deposit the amount of $400,000 (the "Audit Escrow"). Such sum shall be used by Purchaser to offset all losses, costs and expenses of Purchaser, if any (the "Audit Loss") incurred by Purchaser in connection with a claim by the IRS against On-Line for taxes, interest and penalties owed by On-Line as a result of the current audit of the IRS of On-Line's Tax Returns for the fiscal years ending September 30, 1992, 1993 and 1994 (the "Audit Taxes"). The Audit Escrow, or the remaining balance thereof, as the case may be, shall be paid to Agent by the earlier of (i) the written acknowledgement of the IRS that On-Line has no continuing liability for the Audit Taxes, or (ii) June 30, 1998. Purchaser agrees to provide written notice of an Audit Loss to the Agent promptly upon the occurrence of the event causing such Audit Loss and to supply the Agent with all documentation evidencing or substantiating such Audit Loss. Subsequent to the Effective Date, neither Purchaser nor On-Line shall, with respect to the Audit Taxes, sign any waivers extending the period of limitations in respect thereof, or make any settlement or compromise of the Audit Taxes without Agent's prior written consent, which consent shall not be unreasonably withheld. In the event of a dispute between the parties with respect to the subject matter of this Section 10.17(d), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving the Audit Taxes shall be limited to a claim against funds then held in the Audit Escrow.

         (e) The escrows contemplated by Sections 10.17(a) through (d) may be maintained at the same financial institution and held by the escrowee(s) thereunder in one account provided separate accounting is maintained for each of the above-described escrows. The escrows shall provide that all interest and earnings thereon shall be paid to the Agent on an annual basis. The cost of any escrow shall be satisfied from the earnings thereon and if insufficient, then from the principal thereof.

         10.18 OFFSETS TO CONTINGENT PAYMENT. (a) Purchaser shall be entitled to offset against the Asset Notes and the Contingent Payment all losses, costs and expenses of Purchaser, if any (the "SD Loss"), incurred by Purchaser in connection with a claim by the State of South Dakota against On-Line for taxes, interest and penalties owed by On-Line for all periods prior to Closing (the "SD Taxes"). Purchaser agrees to provide written notice of an SD Loss to the Agent promptly upon the occurrence of the event causing such SD Loss. No offset hereunder shall be made without thirty (30) business days' prior written notice to the Agent, which notice shall state the nature of the items comprising the offset and shall include copies of all documents evidencing same. Subsequent to the Effective Date, neither Purchaser nor On-Line shall, with respect to the SD Taxes, sign any waivers extending the period of limitations in respect thereof, or make any settlement or compromise of the SD Taxes without Agent's prior written consent, which consent shall not be unreasonably withheld. In the event of a dispute between the parties with respect to the subject matter of this
Section 10.18(a), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Any such offset shall be made first against the Asset Notes and then against the Contingent Payment. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving the SD Taxes shall be limited to a claim against the Asset Notes and the Contingent Payment.

         (b) Purchaser shall be entitled to offset against the Asset Notes and the Contingent Payment all losses, costs and expenses of Purchaser, if any (the "Tax Loss"), incurred by Purchaser in connection with a claim by the City of Chicago against On-Line for taxes, interest and penalties arising under the Chicago Personal Property Lease Transaction Tax Ordinance, Chapter 3-32 of the City of Chicago Municipal Code (the "Chicago Taxes") for all periods prior to Closing. Purchaser agrees to provide written notice of a Tax Loss to the Agent promptly upon the occurrence of the event causing such Tax Loss. No offset hereunder shall be made without thirty (30) business days' prior written notice to the Agent, which notice shall state the nature of the items comprising the offset and shall include copies of all documents evidencing same. Subsequent to the Effective Date, neither Purchaser nor On-Line shall, with respect to the Chicago Taxes, sign any waivers extending the period of limitations in respect thereof, or make any settlement or compromise of the Chicago Taxes without Agent's prior written consent, which consent shall not be unreasonably withheld. In the event of a dispute between the parties with respect to the subject matter of this Section 10.18(b), the parties agree to submit such dispute to the alternative dispute resolution process described in Section 15.9. Any such offset shall be made first against the Asset Notes and then against the Contingent Payment. Purchaser's claims and remedies, if any, against any On-Line Group member with respect to any matter involving the Chicago Taxes shall be limited to a claim against the Asset Notes and the Contingent Payment.

                                   ARTICLE XI
                             COVENANTS OF PURCHASER

         11.1 CONSUMMATION OF TRANSACTIONS. Subject to the terms and conditions herein provided, from the date hereof through the Effective Date, Purchaser will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms of this Agreement applicable to Purchaser. From the date hereof through the Effective Date, Purchaser shall not voluntarily take any action or course of action inconsistent with the satisfaction of the respective conditions, terms and provisions of this Agreement or the consummation of the respective transactions contemplated by this Agreement in accordance with the terms of this Agreement applicable to Purchaser.

         11.2 NOTIFICATION OF CERTAIN MATTERS. Prior to the Effective Date, Purchaser shall give prompt notice to the Agent of: (a) any threatened or actual lawsuit, any proposed settlement of any threatened or actual lawsuit and any pending or threatened governmental action or proceeding of any kind known to Purchaser which relates to the transactions then contemplated by this Agreement; and (b) any material failure of Purchaser or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement then remaining to be complied with or satisfied by it hereunder.

         11.3 PERSONNEL. On-Line has not made and, without obtaining the prior written consent of Purchaser, shall not make any representation, promise or other communication, whether written or oral, to its employees regarding employment with Purchaser or the employment benefits, plans or practices of Purchaser.

         11.4 CONFIDENTIAL INFORMATION. Purchaser hereby acknowledges that the On-Line Group would be irreparably damaged if any proprietary or confidential information possessed by On-Line, the Service Corps, Purchaser or any Affiliate of Purchaser, concerning any member of the On-Line Group (except for any information that is or becomes generally known to the public, otherwise than through a breach of this Agreement) were disclosed to or used by any Person engaged in competition with any member of the On-Line Group. For a period of five years from and after the Effective Date, Purchaser agrees that it will not use or disclose any such confidential or proprietary information, except as expressly permitted hereunder or under any other agreement between such On-Line Group member and Purchaser or any of its Affiliates. If Purchaser is requested or required by any Tribunal to disclose any of such proprietary or confidential information, then Purchaser will provide the Agent with prompt written notice of such request or requirement unless prohibited by law. The Agent may then either seek appropriate protective relief from all or part of such request or requirement or waive Purchaser's compliance with the provisions of this Section
11.4 with respect to all or part of such request or requirement. Purchaser will cooperate with the Agent at the Agent's expense, in attempting to obtain any reasonable protective relief that the Agent chooses to seek. If, after the Agent has had a reasonable opportunity to seek such relief, the Agent fails to obtain such relief, then Purchaser may disclose only that portion of such proprietary or confidential information which its legal counsel advises it is compelled to disclose. Nothing herein contained shall be construed so as to limit or otherwise diminish any obligations of confidentiality owed to customers of On-Line pursuant to any agreements involving On-Line and its customers.

         11.5 ASSISTANCE AND COOPERATION. After the Effective Date, at the Selling Entities' expense, Purchaser agrees:

         (a) to assist the Selling Entities in preparing the Closing Balance Sheet;

         (b) to provide timely notice to the Agent in writing of any pending or threatened tax audits or assessments related to the On-Line Business or On-Line or the Service Corps or the Business of each Service Corp, for periods beginning prior to the Closing and of which Purchaser has knowledge and to furnish such Selling Entities with copies of all correspondence received from any Tribunal in connection with any tax audit or information request with respect to any such period; and

         (c) to provide access, upon reasonable notice during normal business hours, to the Agent or any other authorized representatives of the Selling Entities, to the Books and Records of On-Line and the Service Corps, and such Books and Records of Purchaser and its Affiliates as the Selling Entities shall determine in their sole but reasonable discretion are necessary to determine and/or verify the accuracy of the payments and contingent payments due the Selling Entities hereunder.

         11.6 MISCELLANEOUS DISTRIBUTIONS. Provided same have not been assigned in their entirety to the Agent as provided in Section 10.7 hereof, within 90 days of the end of each of the first four fiscal quarters of On-Line ending after the Effective Date, Purchaser will pay to the Agent all sums received by On-Line (and the Service Corps) that are payments upon Accounts Receivable of On-Line and the Service Corps in existence prior to the Effective Date that are not related to prepayment for services to be performed after the Effective Date ("Effective Date Accounts Receivable"), net of: (a) the third party costs of collecting any of Effective Date Accounts Receivable, and (b) the third party costs of any claims or disputes with respect to the Effective Date Accounts Receivable or to the services or goods to which they relate.

         11.7 TAX ELECTION. Purchaser will not, in connection with any of the transactions contemplated by this Agreement, make an election under Section 338 of the Code.



                                   ARTICLE XII
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                          OF PURCHASER FOR THE CLOSING

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions on or before the Effective Date, each of which conditions is individually deemed material:

         12.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any member of the On-Line Group as set forth herein or in any Schedule, Exhibit, instrument or other document delivered to Purchaser pursuant to this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Effective Date, to the same extent and with the same effect as if made on and as of the Effective Date, except where such representation clearly relates to another date specified therein (in which case, such representation shall relate to such specific date).

         12.2 PERFORMANCE BY THE ON-LINE GROUP. The On-Line Group shall have materially performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or before the Effective Date.

         12.3 PROHIBITIONS, RESTRICTIONS AND LITIGATION. On the Effective Date, there shall be no Official Action outstanding, and no proceeding or other litigation shall be pending by any other Person, against any On-Line Group member or Purchaser which prohibits or restricts, challenges or reasonably may be expected to give rise to a material challenge to, consummation of the transactions contemplated by this Agreement or which claims (or reasonably may be expected to give rise to a claim of damages as a result of the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on On-Line or the Service Corps, or Purchaser or its Affiliates, subsequent to the Closing. There shall not have occurred any change of Legislative Enactments or Official Actions which may reasonably be expected to materially and adversely affect the transactions contemplated with respect to the Closing or the Business and operations of On-Line or the Service Corps, or Purchaser, as a result of the consummation of the transactions contemplated with respect to the Closing.

         12.4  CONSENTS. On-Line shall have received the Consents referred to in
Schedule 12.4 and such other material Consents from any Tribunal or other Person as may be necessary: (a) to consummate the transactions contemplated by this Agreement in accordance with this Agreement; (b) to enable On-Line to carry on and conduct the On-Line Business (and the Service Corps to carry on and conduct their respective Business) immediately subsequent to the Closing in substantially the same manner as was carried on and conducted prior to the Closing; or (c) that are necessary to prevent a material breach of, a material default, a material penalty, or a material increase in payments under, or a termination of any Contract of On-Line or the Service Corps.

         12.5 GOVERNMENTAL CLEARANCES. All required filings with Tribunals shall have been made and all waiting periods, including any extensions thereof, which may be applicable to the transactions contemplated by this Agreement with respect to the Closing shall have expired or terminated.

         12.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have occurred no materially adverse change in the condition (financial or otherwise), assets, liabilities, Business, operations, properties, or prospects of On-Line or the Service Corps.

         12.7 CERTIFICATE OF PURCHASER AND CERTAIN OFFICERS. Purchaser shall have received a certificate, dated the Effective Date, executed by the Chairman of the Board, President or any Vice President of each of On-Line and the Service Corps, to the effect that the conditions set forth in Sections 12.1, 12.2, 12.3, 12.4, 12.5, and 12.6 have been satisfied.

         12.8 DELIVERY OF DOCUMENTS. Purchaser shall have received the documents and other items described on Exhibit D.

         12.9 SATISFACTORY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental hereto and required hereby, shall be reasonably satisfactory in form and substance to Purchaser and shall have received copies of all such documents and instruments as Purchaser may reasonably request in connection with such transactions.

         12.10 WAIVER OF CONDITIONS. Purchaser shall have the right and the authority to waive any or all of the foregoing conditions precedent to the obligations of Purchaser.


                                  ARTICLE XIII
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF THE SELLING ENTITIES FOR THE CLOSING

         The obligations of each Selling Entity to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions on or before the Effective Date, each of which conditions is individually deemed material:

         13.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Purchaser as set forth herein or in any Schedule, Exhibit, instrument or other document delivered to such Selling Entity pursuant to this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Effective Date, to the same extent and with the same effect as if made on and as of the Effective Date, except where such representation clearly relates to another date specified therein (in which case such representation shall relate to such specified date).

         13.2 PERFORMANCE BY PURCHASER. Purchaser shall have fully performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or before the Effective Date.

         13.3 PROHIBITIONS, RESTRICTIONS AND LITIGATION. On the Effective Date, there shall be no Official Action outstanding, and no proceeding or other litigation shall be pending by any other Person, against On-Line or the Service Corps or any of the other parties participating in the Closing which prohibits or restricts, challenges or reasonably may be expected to give rise to a material challenge to consummation of the transactions contemplated by this Agreement with respect to the Closing or which claims (or reasonably may be expected to give rise to a claim of) damages as a result of the consummation of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the Selling Entities subsequent to the Closing.

         13.4 CONSENTS. Purchaser shall have received the Consents referred to in Schedule 13.4 and such other material Consents from any Tribunal or other Person as may be necessary to enable the Selling Entities to consummate the transactions contemplated by this Agreement with respect to the Closing in accordance with this Agreement without any conditions which such Selling Entities might reasonably consider to be material and adverse to any of such Selling Entity or its respective Business and operations after the Closing.

         13.5 GOVERNMENTAL CLEARANCES. All required filings with Tribunals shall have been made and all waiting periods, including any extensions thereof, which may be applicable to the transactions contemplated by this Agreement with respect to the Closing shall have expired or terminated.

         13.6 CERTIFICATE OF PURCHASER AND CERTAIN OFFICERS. The Agent shall have received a certificate, dated the Effective Date, executed by the President or any Vice President of Purchaser, to the effect that the conditions set forth in Sections 13.1, 13.2, 13.3, 13.4 and 13.5 have been satisfied.

         13.7 DELIVERY OF DOCUMENTS. The Agent shall have received the documents and other items described on Exhibit C.

         13.8 SATISFACTORY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental hereto and required hereby, shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received copies of all such documents and instruments as the Agent may reasonably request in connection with such transactions.

         13.9 WAIVER OF CONDITIONS. The Agent shall have the right and the authority, on behalf of the Selling Entities, to waive any or all of the foregoing conditions precedent to the obligations of such Selling Entities.

                                   ARTICLE XIV
                                 INDEMNIFICATION

         14.1 INDEMNIFICATION BY PURCHASER. Purchaser and each of them, jointly and severally, agrees to indemnify and hold harmless each Selling Entity and its respective directors, officers, employees, advisors, Affiliates, agents and representatives, stockholders, successors and assigns ("SE Indemnities") from and against any and all losses, damages, liabilities, claims, costs, fees and expenses, including without limitation Legal Expenses (collectively, "Losses") arising out of, based upon or resulting from: (a) any violation or breach by Purchaser of, or any default by Purchaser under, this Agreement or any certificate, Schedule, Exhibit or other document or instrument furnished or to be furnished by Purchaser to any Selling Entity pursuant to and as described in this Agreement or any agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby, or (b) any error, inaccuracy or misrepresentation in any of the representations and warranties made by, or on behalf of, Purchaser herein or therein, or (c) any violation or breach of the WARN Act which arises subsequent to Closing, or (d) any suit or action at law or in equity, any arbitration or alternative dispute resolution proceeding, any interference or opposition proceeding, any governmental or quasi-governmental proceeding, complaint, or investigation, or any liability claim which arises in connection with, or relates to, any of the matters referred to in clause (a),
(b) or (c) of this Section 14.1. The foregoing obligations of Purchaser with respect to any error, inaccuracy or misrepresentation in any particular representation and warranty made by, or on behalf of, Purchaser shall terminate on the Expiration Date (as defined in Section 15.1) applicable to such representation and warranty (except that such obligations shall thereafter continue in full force and effect with respect to any Losses of which Purchaser has received a Request (as defined in Section 14.3) or written notice of a claim or action for loss or damage made by an unaffiliated Person (a "Third-Party Matter") prior to the Expiration Date). Notwithstanding the foregoing provisions of this Section 14.1, with respect to any Losses ("SE Losses") arising out of, based upon or resulting from any error, inaccuracy or misrepresentation in any of the representations and warranties contained in Article III or in any of the representations and warranties (but not covenants) of Purchaser contained in any certificate, document, affidavit or instrument delivered pursuant to this
Agreement: (a) the foregoing indemnity and hold harmless obligations of Purchaser relating to such SE Losses shall become operative and effective only if and when all SE Losses for which SE Indemnities are entitled to receive indemnification under this Section 14.1 exceed, in the aggregate, $10,000 (it being understood and agreed that all such SE Losses shall accumulate until such time as they exceed $10,000, at which time Purchaser shall be obligated to indemnify any SE Indemnities seeking indemnification under this Section 14.1 for the amount that such SE Losses, in the aggregate, exceed $10,000), and (b) with respect to the foregoing indemnity and hold harmless obligations of Purchaser relating to the SE Losses, the liability of Purchaser to indemnify and hold harmless the SE Indemnities for all SE Losses under this Section 14.1 shall not exceed, in the aggregate, the Purchase Price.

         14.2 INDEMNIFICATION BY SELLING ENTITIES. The Selling Entities, individually and not jointly and severally, agree to indemnify and hold harmless Purchaser and its directors, officers, employees, advisors, Affiliates, agents, representatives, stockholders, successors and assigns ("Purchaser Indemnities") from and against any and all Losses arising out of, based upon or resulting from: (a) any violation or breach by On-Line, a Service Corp or any Selling Entity of, or default by On-Line, a Service Corp or any Selling Entity under, this Agreement or any certificate or other document or instrument furnished or to be furnished by On-Line, a Service Corp or any Selling Entity to Purchaser pursuant to and as described in this Agreement or any agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby, or (b) any error, inaccuracy or misrepresentation in any of the representations and warranties made by, or on behalf of On-Line, a Service Corp or any Selling Entity herein or therein, or
(c) any violation or breach of the WARN Act not indemnified by Section 14.1 which arises prior to Closing, or (d) any liability or obligation arising out of payment of any part of the Purchase Price to the Agent as agent for any Selling Entity, or (e) any suit or action at law or in equity, any arbitration or alternative dispute resolution proceeding, any interference or opposition proceeding, any governmental or quasi-governmental proceeding, complaint, or investigation, or any liability claim which arises in connection with, or relates to, any of the matters referred to in clause (a), (b), (c) or (d) of this Section 14.2. The foregoing obligations of the Selling Entities with respect to any error, inaccuracy or misrepresentation in any particular representation and warranty made by, or on behalf of, any Selling Entity shall terminate on the Expiration Date applicable to such representation and warranty (except that such obligations shall thereafter continue in full force and effect with respect to any Losses of which the Agent has received a Request or written notice of a Third-Party Matter prior to the Expiration Date). Notwithstanding the foregoing provisions of this Section 14.2, with respect to any Losses ("Purchaser Losses") arising out of, based upon or resulting from any error, inaccuracy or misrepresentation in any of the representations and warranties contained in Articles IV through IX or in any of the representations and warranties (but not covenants) of On-Line, a Service Corp or any Selling Entity contained in any certificate, document, affidavit or instrument delivered pursuant to this Agreement: (a) the foregoing indemnity and hold harmless obligations of Purchaser relating to such Purchaser Losses shall become operative and effective only if and when all Purchaser Losses for which Purchaser Indemnities are entitled to receive indemnification under this Section
14.2 exceed, in the aggregate, $10,000 (it being understood and agreed that all such Purchaser Losses shall accumulate until such time as they exceed $10,000, at which time the Selling Entities shall be obligated to indemnify any Purchaser Indemnities seeking indemnification under this Section 14.2 for the amount that such Purchaser Losses, in the aggregate, exceed $10,000), and (b) with respect to the foregoing indemnity and hold harmless obligations of the Selling Entities relating to the Purchaser Losses, the liability of the Selling Entities to indemnify and hold harmless the Purchaser Indemnities for all Purchaser Losses under this Section 14.2 shall not exceed, in the aggregate, the sum of the Asset Notes and the Contingent Payment (collectively the "Deferred Payment"). Notwithstanding any other provision of this Agreement, the aggregate indemnification liability of the Selling Entities shall be limited to the aggregate amount of the Deferred Payment theretofore paid or thereafter payable to such Selling Entity, and the amount of any Purchaser Losses at any time then payable shall be limited to the aggregate amount of the Deferred Payment theretofore paid or payable, with the balance of such Purchaser Losses thereafter payable when and as additional amounts of the Deferred Payment are paid or payable. The aggregate indemnification liability of the Selling Entities shall be further limited such that a Selling Entity shall not be responsible for a breach of a representation or warranty made by a Service Corp under Articles VI, VII and XIII unless such Selling Entity is a stockholder of such breaching Service Corp. By way of example and not as a limitation, a breach by ISC of its representations and warranties under Article VI will not result in any indemnification liability to Superior, the SLI Stockholders or the OHM Stockholders, but rather, Purchaser's right to indemnification shall be limited to that portion of the Deferred Payment allocated to the ISC Stockholders under
Section 2.2(a). Nothing herein contained shall be construed so as to limit the liability of any Selling Entity for a breach by such Selling Entity of its representations and warranties made under Article V (as to Superior) or under
Article IX (as to the Thrifts).

         14.3 SATISFACTION OF CLAIMS. If any Person entitled to indemnification under this Article XIV (an "Indemnified Party") desires to assert any claim for indemnification or to be held harmless under this Article XIV (a "Claim"), the Indemnified Party shall deliver to the Person that is obligated to provide such indemnification (the

"Indemnifying Party") notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and, to the extent practicable under the circumstances, the basis for asserting such Claim. Within 20 Business Days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either: (a) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnified Party payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available Federal Reserve Funds in an amount equal to the amount of such Claim, or (b) notify the Indemnified Party that the Indemnifying Party contests such Claim by: (i) delivering to the Indemnified Party an objection to such Claim, specifying in reasonable detail, to the extent practicable under the circumstances, the basis for contesting such Claim, and (ii) demanding alternative dispute resolution of the Claim in accordance with Section 15.9. In the case of any Selling Entity, notice to the Agent shall be sufficient for all purposes.

         14.4 MATTERS WHICH MAY GIVE RISE TO CLAIMS. (A) NOTICE AND CONTROL. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a Claim in respect thereof is to be made against the Indemnifying Party under this Article XIV, notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Article XIV. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, with counsel satisfactory to such Indemnified Party. The Indemnified Party shall have the right, but shall not have any duty or obligation, to undertake and contest any Third-Party Matter in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which shall not be unreasonably withheld), but if any such action or proceeding is settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. In the case of any Selling Entity, notice to the Agent shall be sufficient for all purposes.

         (B) EXPENSES. If the Indemnified Party undertakes the defense, compromise and settlement of such Third-Party Matter pursuant to Section 14.4(a), the Indemnifying Party will promptly reimburse the Indemnified Party for all reasonable fees, costs and expenses (including without limitation any Legal Expenses) incurred by the Indemnified Party in respect of such Third-Party Matter. The reimbursement of such fees, costs and expenses shall be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

         (C) COOPERATION. The Indemnified Party and the Indemnifying Party shall cooperate in the defense of a Third Party Matter that is defended in accordance with this Section 14.4, and shall make available to the defending, person or its representative all records and materials required for its use in such defense.



                                   ARTICLE XV
                                     GENERAL

         15.1 SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. All representations and warranties contained in this Agreement or in any certificate, document, affidavit or instrument delivered pursuant to this Agreement shall survive the Closing, the consummation of the transactions contemplated hereby and any investigation made at any time by or on behalf of any of the parties and shall continue in full force and effect: (a) until the expiration of the applicable statute of limitations in the case of the representations and warranties set forth in Sections 4.13, 6.8, 7.8 and 8.8; (b) until the earlier of the expiration of the seven-year period following the Effective Date or payment in full of the Purchase Price, in the case of all other representations and warranties of an On-Line Group member or Purchaser; and (c) for the comparable periods of time set forth above in this Section 15.1 in the case of each representation and warranty (but not any covenant) set forth in any certificate, document, affidavit or instrument delivered pursuant to this Agreement, based upon the nature of such representation and warranty when compared to the most analogous representation and warranty set forth above. The date of the expiration of the applicable time period referenced above for any particular representation and warranty is hereinafter referred to as the "Expiration Date." Covenants and agreements set forth in this Agreement to be performed after the Effective Date will survive the Effective Date in accordance with their respective terms. All representations, warranties, covenants and agreements made or contained in this Agreement or in any certificate, document, affidavit or instrument delivered in accordance with this Agreement shall be deemed to be material to the extent so provided and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereafter made by the parties hereto or on their behalf before the Closing.

         15.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual consent in writing of Purchaser and the Agent; or
(b) by Purchaser or the Agent if any court of competent jurisdiction in the United States or other United States Tribunal shall have issued an Official Action or taken any other action resting, enjoining or otherwise prohibiting any part of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final. If for any reason whatsoever the Closing shall not have taken place on or before October 30, 1995; the Agent shall have the right and the authority, on behalf of the Selling Entities, to terminate this Agreement upon notice given to Purchaser at any time prior to such Closing.

         15.3 EXPENSES OF TRANSACTION; FINDERS' FEES. Each party shall be responsible for its own costs associated with the negotiation and consummation of the transactions contemplated hereby, including without limitation all legal, consulting and accounting expenses and any fees or commissions due any broker as a consequence of the consummation of such transactions. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party with respect to this Agreement or any of the transactions contemplated hereby.

         15.4 PUBLIC DISCLOSURE. No party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby, except with the prior written consent of the other party; provided, however, that such consent shall not be required either for any announcement intended solely for internal distribution by Purchaser or the Selling Entities to their employees or for any disclosure or reporting obligations of any party, to the extent required by applicable Legislative Enactments or other competent authority, but (as is practicable under the circumstances) such disclosing party shall consult with the other party in advance.

         15.5 NOTICES. Any notices or other communications required or permitted hereunder or under any other agreement contemplated hereunder shall be deemed given if sent by overnight delivery via nationally recognized courier or (provided that a copy is also sent by such courier) by facsimile transmission, in each case addressed as follows: if to Purchaser, to OLF Acquisition Corp, 7600 West 63rd Street, Summit, IL 60501, Attention: Frances Pitts, Executive Vice-President and General Counsel, Facsimile No.: (708) 496-2189; if to any On-Line Group member, to On-Line Financial Services, Inc., 900 Commerce, Oak Brook, IL 60521, Attention: Robert T. Stokes, President, Facsimile No.: (708) 571-8864, with a copy (which shall not constitute notice) to Kemp, Grzelakowski & Lorenzini, Ltd., 1900 Spring Road, Suite 500, Oak Brook, IL 60521-1495,
Attention: James J. Kemp, Jr., Facsimile No.: (708) 571-7755. The delivery receipt for such a courier or the answer-back for facsimile transmission shall be conclusive evidence of such delivery.

         15.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Purchaser may not assign any right under this Agreement or delegate any obligations hereunder without the express prior written consent of the Agent, except to an Affiliate of Purchaser; provided, however, that any such delegation of obligations hereunder to an Affiliate of Purchaser shall not relieve Purchaser of any of its obligations under this Agreement. No Selling Entity may assign any rights under this Agreement or delegate any obligations hereunder without the express prior written consent of Purchaser.

         15.7 AMENDMENTS, WAIVERS, ETC. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties to this Agreement. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. The Agent may act in the name of, for, and on behalf of any Selling Entity. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

         15.8 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, and interpreted and construed in accordance with, the substantive laws of the State of Illinois, without giving effect to principles relating to conflicts of laws.

         15.9 DISPUTE RESOLUTION. In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement or any other agreement contemplated hereby that the parties are unable to resolve through informal discussions or negotiations, the parties agree to submit such dispute, controversy or claim to alternative dispute resolution in accordance with the procedures set forth on Exhibit E.

         15.10 NUMBER AND GENDER. Unless the context otherwise requires, the singular and plural forms in this Agreement shall be mutually inclusive, and the masculine, feminine and neuter forms in this Agreement shall be mutually inclusive.

         15.11 SECTION HEADINGS, SCHEDULES, ETC. The cover page and table of contents preceding this Agreement and the headings of the various sections of this Agreement and of the Schedules hereof and Exhibits hereto are for convenience of reference only and do not, and shall not be deemed to, modify, define, expand or limit any of the terms or provisions hereof. Any item referenced in a Schedule hereto is deemed to be disclosed only with respect to the specific Section number of this Agreement which is explicitly referenced in such Schedule. The absence of any Schedule hereto, the purpose of which is to set forth exceptions or other qualifications to the representations and warranties hereunder, shall be deemed to state that no such exceptions or qualifications exist.

         15.12 COMPLETE AGREEMENT; COUNTERPARTS. This document and the documents (including Exhibits and Schedules) delivered pursuant hereto, contain the complete agreement and understanding of the parties hereto and thereto with respect to the matters covered hereby and thereby, and they rescind and supersede any prior agreements and understandings which may have in any way related to the subject matter hereof and thereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may be executed by the parties hereto in several counterparts, and, when so executed and delivered, shall be an original as against any party whose signature appears thereon, but all such counterparts shall together constitute but one and the same instrument. Each counterpart may consist of a number of copies hereof each executed by less than all, but together executed by all, of the parties hereto. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         15.13 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

         15.14 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective duly authorized officers or representatives, all as of the day and year first above written.


                                   "PURCHASER"


OLF ACQUISITION CORP,                ARGO BANCORP, INC.,
an Illinois corporation              a Delaware corporation

By:_______________________________   By:_______________________________
Name:_____________________________   Name:_____________________________
Title:____________________________   Title:____________________________


                                    "ON-LINE"


ON-LINE FINANCIAL SERVICES, INC.,
an Illinois corporation

By:_______________________________
Name:_____________________________
Title:____________________________


                           THE "ON-LINE STOCKHOLDERS"


SUPERIOR SAVINGS BANK, a Wisconsin   SAVINGS AND LOAN SERVICE BUREAU OF INDIANA,
savings bank                         an Indiana corporation

By:_______________________________   By:______________________________
Name:_____________________________   Name:____________________________
Title:_____________________________  Title:___________________________

I.S.C., INCORPORATED, an Illinois    O&H SERVICE BUREAU OF MICHIGAN, a
corporation                          Michigan Corporation

By:_______________________________   By:______________________________
Name:_____________________________   Name:____________________________
Title:_____________________________  Title:___________________________


                                  THE "THRIFTS"

                                LIST OF EXHIBITS

EXHIBIT

   A                       Form of Powers of Attorney
   B                       Form of Asset Note(s)
   C                       Closing Deliveries by Purchaser
   D                       Closing Deliveries by the On-Line Group
   E                       Dispute Resolution Process

                                    EXHIBIT A

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS:

         That               , a financial institution organized and incorporated
in accordance with the laws of the            , constitutes and appoints
Midwest Trust Services, Inc., the undersigned's true and lawful attorney-in-fact in the undersigned's place and stead and for the undersigned's use and benefit, to collect and thereafter distribute the Purchase Price pursuant to that certain Stock Purchase Agreement dated as of September 21, 1995, by and among Argo Bancorp, Inc. by and through its wholly-owned subsidiary, OLF Acquisition Corp., ("Purchaser") and On-Line Financial Services, Inc., Superior Savings Bank, I.S.C., Incorporated, Savings and Loan Service Bureau of Indiana, O & H Service Bureau of Michigan and the Thrifts listed on Schedules A, B and C to said Stock Purchase Agreement (the "Agreement") (collectively the "Selling Entities").

         The undersigned gives to said attorney-in-fact full power and authority to collect the Purchase Price (as defined in the Agreement) and to distribute the Purchase Price to the Selling Entities in accordance with the terms of the Agreement.

         The undersigned gives to said attorney-in-fact said power and authority as if the undersigned's proportionate share of the Purchase Price were paid directly to the undersigned, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by authority hereof, subject to oversight by a committee duly appointed by the Selling Entities.

         IN WITNESS WHEREOF, this Power of Attorney has been executed this
day of             , 1995.

                                 SELLING ENTITY:


                                 ------------------------------
                                 By:
                                   ---------------------------------------------

                Name:                                       Title:
                    ------------------------------                --------------

-------------------------
STATE OF                 )
        -----------------
                         ) SS
COUNTY OF                )
         ----------------

                       and               personally known to me to be the
President and          Secretary of           , a financial institution duly
organized under the laws of the           , whose names are subscribed to the
within Power of Attorney, acknowledged to me that they executed the same in their authorized capacity and that by their signatures they executed the said Power of Attorney as the free and voluntary act of the financial institution.

         WITNESS my hand and official seal.


                                 ------------------------------
                    Notary Public

                                    EXHIBIT B

                              FORM OF ASSET NOTE(S)


                           (See Exhibits B-1 and B-2)

                                   EXHIBIT B-1

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY OTHER SECURITIES STATUTE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS IN THE OPINION OF COUNSEL TO, OR SATISFACTORY TO OLF ACQUISITION CORP. AND/OR ARGO BANCORP, INC., ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION WOULD NOT VIOLATE OR REQUIRE REGISTRATION UNDER THE ACT OR ANY OTHER SECURITIES STATUTE.

                                                            _____________,  1995
         $_________________                                 Oak Brook, Illinois

                           NEGOTIABLE PROMISSORY NOTE


         FOR VALUE RECEIVED, OLF ACQUISITION CORP., an Illinois corporation, and ARGO BANCORP, INC., a Delaware corporation (collectively "Maker") hereby, jointly and severally, promise to pay to the order of MIDWEST TRUST SERVICES, INC., an Illinois corporation (the "Agent"), the amount of ___________________________________ ($____________) [the "Asset Amount"], with interest on the unpaid balance thereof from the date of this Note until paid at the rate of ___% per annum [the interest rate to be fixed at Closing at the simple interest rate equal to the higher of (A) the Applicable Federal Rate, or
(B) the rate currently bid for the most recently auctioned two (2)-year Treasury bills as reported in The Wallstreet Journal]. Said principal shall be payable when and as described in that certain Stock Purchase Agreement dated as of September 21, 1995, by and among On-Line Financial Services, Inc., the Service Corps and the Selling Entities specified therein, and Maker (the "Agreement"), with a final payment (the "Balloon Note Payment") of the entire unpaid balance of such principal being due and payable on the second anniversary of the Effective Date (as defined in the Agreement). Said interest shall be payable on the same dates as said principal is payable.

         This promissory note (this "Note") is issued under and pursuant to the Agreement. Capitalized terms not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Agreement.

         With respect to this Note, Maker, the Selling Entities and the Agent shall be entitled to the benefits of the Agreement and shall also be subject to the obligations and other burdens of the Agreement.

         Payments hereunder shall be timely made when deposited in the United States mail, postage prepaid, addressed to the Agent at 1606 N. Harlem Avenue, Elmwood Park, Illinois 60635 (or such other address as the Agent may from time to time specify in writing to Maker by a notice in accordance with the Agreement). This Note may, at the option of the Maker be prepaid in whole or in part, in the minimum denomination of $10,000 or an integral multiple thereof, without premium, at any time or from time to time. Each prepayment of principal shall be made together with interest accrued thereon to the date of such prepayment.

         All payments of principal and of interest on this Note shall be made in coin or currency of the United Sates which, at the time of payment, is legal tender for the payment of public and private debts, and shall be made by delivery to the Agent of a United States dollar check issued by a federally chartered bank in the United States or by transfer of federal funds to a United States Dollar account maintained by the Agent at a bank in the United States. If the due date for any payment of principal of this Note shall be a Saturday, a Sunday, a legal holiday in the United States or the State of Illinois, or a day on which banks in Chicago, Illinois, are authorized or obligated by law, rule or regulation to close, such payment need not be made on such due date but may be deferred to the next succeeding day which is not a Saturday, a Sunday, a legal holiday in the United States or the State of Illinois, or a day on which banks in Chicago, Illinois, are authorized or obligated by law, rule or regulation to close; provided, however, that interest on this Note shall continue to accrue for such deferral period.

         No delay or omission of the Agent to exercise rights under this Note shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein. No waiver of any default shall be construed, taken or held to be a waiver, acquiescence in or consent to, any further or succeeding default of the same nature. Any subsequent holder of this Note and any beneficiaries of this Note shall be bound by any written waiver or consent given hereunder. This Note shall be governed by, and construed in accordance with, the laws of the State of Illinois.

         IN WITNESS WHEREOF, Maker, and each of them, has caused this Note to be duly executed by its duly authorized officer or representative, all as of the day and year first above written.



OLF ACQUISITION CORP.,                        ARGO BANCORP, INC.,
AN ILLINOIS CORPORATION                       A DELAWARE CORPORATION


BY:_______________________________            BY:_______________________________
NAME:_____________________________            NAME:_____________________________
TITLE:____________________________            TITLE:____________________________



                                   EXHIBIT B-2


         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY OTHER SECURITIES STATUTE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS IN THE OPINION OF COUNSEL TO, OR SATISFACTORY TO OLF ACQUISITION CORP. AND/OR ARGO BANCORP, INC., ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION WOULD NOT VIOLATE OR REQUIRE REGISTRATION UNDER THE ACT OR ANY OTHER SECURITIES STATUTE.

                                                             _____________, 1995
         $460,616.90                                         Oak Brook, Illinois

                           NEGOTIABLE PROMISSORY NOTE


         FOR VALUE RECEIVED, OLF ACQUISITION CORP., an Illinois corporation, and ARGO BANCORP, INC., a Delaware corporation (collectively "Maker") hereby, jointly and severally, promise to pay to the order of MIDWEST TRUST SERVICES, INC., an Illinois corporation (the "Agent"), the amount of FOUR HUNDRED SIXTY THOUSAND SIX HUNDRED SIXTEEN AND 90/100THS ($460,616.90) with interest on the unpaid balance thereof from the date of this Note until paid at a rate equal to the rate of return on funds of On-Line currently held in escrow pursuant to the terms of that certain Escrow Agreement dated December 22, 1994 by and among On-Line, Unisys Leasing Corporation and Colorado National Bank, such funds currently invested in United States government securities maturing within 397 days, and in repurchase agreements and reverse purchase agreements relating to such securities; with a payment of all sums due hereunder, if not sooner due and payable, on January 1, 1998.

         This promissory note (this "Note") is issued under and pursuant to that certain Stock Purchase Agreement dated as of September 21, 1995, by and among On-Line Financial Services, Inc., the Service Corps and the Selling Entities specified therein, and Maker (the "Agreement"). Capitalized terms not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Agreement.

         With respect to this Note, Maker, the Selling Entities and the Agent shall be entitled to the benefits of the Agreement and shall also be subject to the obligations and other burdens of the Agreement.

         Payments hereunder shall be timely made when deposited in the United States mail, postage prepaid, addressed to the Agent at 1606 N. Harlem Avenue, Elmwood Park, Illinois 60635 (or such other address as the Agent may from time to time specify in writing to Maker by a notice in accordance with the Agreement). This Note may, at the option of the Maker be prepaid in whole or in part, in the minimum denomination of $10,000 or an integral multiple thereof, without premium, at any time or from time to time. Each prepayment of principal shall be made together with interest accrued thereon to the date of such prepayment.

         All payments of principal and of interest on this Note shall be made in coin or currency of the United Sates which, at the time of payment, is legal tender for the payment of public and private debts, and shall be made by delivery to the Agent of a United States dollar check issued by a federally chartered bank in the United States or by transfer of federal funds to a United States Dollar account maintained by the Agent at a bank in the United States. If the due date for any payment of principal of this Note shall be a Saturday, a Sunday, a legal holiday in the United States or the State of Illinois, or a day on which banks in Chicago, Illinois, are authorized or obligated by law, rule or regulation to close, such payment need not be made on such due date but may be deferred to the next succeeding day which is not a Saturday, a Sunday, a legal holiday in the United States or the State of Illinois, or a day on which banks in Chicago, Illinois, are authorized or obligated by law, rule or regulation to close; provided, however, that interest on this Note shall continue to accrue for such deferral period.

         No delay or omission of the Agent to exercise rights under this Note shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein. No waiver of any default shall be construed, taken or held to be a waiver, acquiescence in or consent to, any further or succeeding default of the same nature. Any subsequent holder of this Note and any beneficiaries of this Note shall be bound by any written waiver or consent given hereunder. This Note shall be governed by, and construed in accordance with, the laws of the State of Illinois.

         IN WITNESS WHEREOF, Maker, and each of them, has caused this Note to be duly executed by its duly authorized officer or representative, all as of the day and year first above written.



OLF ACQUISITION CORP.,                       BY:_______________________________
AN ILLINOIS CORPORATION                      NAME:_____________________________

TITLE:____________________________      ARGO BANCORP, INC.,
                                        A DELAWARE CORPORATION


                                        BY:_______________________________
                                        NAME:_____________________________
                                        TITLE:____________________________



                                    EXHIBIT C

                         CLOSING DELIVERIES BY PURCHASER


         At the Closing, Purchaser shall deliver to the Agent:

         (a) duly executed certificates of the Secretary or Assistant Secretary (or other appropriate officer) of Purchaser, certifying as of the Effective Date as to the incumbency and signatures of the officers of Purchaser who have executed this Agreement and the documents delivered at the Closing on behalf of such Person;

         (b) other documents or instruments as the Agent may reasonably request; provided, however, that any such request shall be subject to any limitations or restrictions expressly provided in this Agreement;

         (c) appropriate evidence of all Consents referred to in Schedule 13.4 relating to the Closing;

         (d) the Asset Note(s);

         (e) a copy of the By-Laws (as in effect on the Effective Date) of Purchaser, certified as of the Closing by the Secretary or Assistant Secretary (or other appropriate officer) of Purchaser;

         (f) a copy of all resolutions adopted by the Board of Directors or other governing body of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement (including the Asset Notes) and the other agreements contemplated hereby to which Purchaser is a party and the consummation contemplated hereby and thereby, certified as of the Effective Date by the Secretary or Assistant Secretary (or other appropriate officer) of Purchaser;

         (g) certificates of existence and, to the extent available in the appropriate jurisdiction, good standing (including evidence of payment of any franchise Taxes), dated, to the extent practicable, within the five-day period preceding the Effective Date from the appropriate Tribunals in Purchaser's jurisdiction of incorporation or other organization; and

         (h) duly executed certificates of the Secretary of Assistant Secretary (or other appropriate officer) of Purchaser, certifying as of the Effective Date as to the incumbency and signature of the officers of Purchaser who have executed this Agreement and the documents delivered at the Closing on behalf of Purchaser (including the Asset Notes).

                                    EXHIBIT D

                     CLOSING DELIVERIES BY THE ON-LINE GROUP


         At the Closing, the On-Line Group shall deliver to Purchaser:

         (a) a copy of the Charter (as in effect on the Effective Date) of On-Line and each of the Service Corps certified, within the five-day period preceding the Closing by the Secretary of State (or other appropriate official) of the respective State or other jurisdiction of its incorporation or organization;

         (b) a copy of the Bylaws (as in effect on the Effective Date) of On-Line and each of the Service Corps, certified as of the Closing by the Secretary or Assistant Secretary (or other appropriate officer) of On-Line or the respective Service Corps, as applicable;

         (c) a copy of all resolutions adopted by the Board of Directors or other governing body of On-Line and each of the Service Corps (together with a copy of all resolutions adopted by the shareholders of On-Line and each of the Service Corps, where legally required), authorizing the execution, delivery and performance by On-Line and each of the Service Corps of this Agreement and the other agreements contemplated hereby to which such Person is a party (including the respective Power of Attorney), and the consummation of the transactions contemplated hereby and thereby, certified as of the Effective Date by the Secretary or Assistant Secretary (or other appropriate officer) of On-Line and each of the Service Corps;

         (d) appropriate evidence of all Consents required to transfer the Shares to Purchaser in accordance with this Agreement (including those listed on Schedule 12.4);

         (e) certificates of existence and, to the extent available in the appropriate jurisdiction, good standing (including evidence of payment of any franchise Taxes), dated, to the extent practicable, within the five-day period preceding the Effective Date from the appropriate Tribunals in On-Line's or the respective Service Corp's jurisdiction of incorporation or other organization;

         (f) duly executed certificates of the Secretary or Assistant Secretary (or other appropriate officer) of On-Line and each of the Service Corps, certifying as of the Effective Date as to the incumbency and signature of the officers of the respective Selling Corps who have executed this Agreement and the documents delivered at the Closing on behalf of such Person (or any applicable Power of Attorney);

         (g) stock certificates representing all of the Purchased Stock, duly registered in the name of the respective Selling Entity, as contemplated by
Section 2.2, and a duly executed Securities Power and Assignment from each of the Selling Entities, dated the Effective Date, pursuant to all of which taken as a whole, the Selling Entities shall sell, assign, convey, transfer, set over and deliver to Purchaser, the Purchased Stock and associated rights, all in form and substance reasonably satisfactory to Purchaser and its counsel;

         (h) with respect to each lease of Real Property listed in Schedule 4.20(a), appropriate evidence of (i) all Consents from all Persons and Tribunals necessary to continue the same and to permit continued possession of such Real Property in substantially the same manner as such possession was enjoyed as of the Effective Date, (ii) estoppel letters in the form agreed to by the parties, and (iii) duly executed instruments of assignment and transfer relating thereto.

         (i) appropriate evidence, reasonably satisfactory to Purchaser, that all Contracts identified in Schedule C(i) as requiring waiver or modification thereof prior to their transfer or assignment to Purchaser, have been so waived or modified, in each case upon the terms and conditions previously agreed to by the parties;

         (j) copies of any and all releases, termination statements and other documents and instruments as are necessary to remove and release any Liens (other than Permitted Encumbrances) which may encumber any of the Purchased Stock and the properties of On-Line or the Service Corps;

         (k) such other instruments of assignment or transfer as Purchaser may reasonably request and shall be necessary or appropriate in order to more effectively convey and transfer the Purchased Stock to Purchaser or for aiding and assisting, collecting and reducing to possession, and exercising, any rights with respect thereto;

         (l) other documents or instruments as Purchaser may reasonably request;

         (m) the minute books and stock records of On-Line and the Service
Corps;

         (n) copies of the tax returns described in Sections 4.13, 6.8, 7.8 and 8.8;

         (o) the written resignations, dated as of the Effective Date, of the directors and officers of the Service Corps; and

         (p) Proof of settlement and payment under the Chicago Personal Property Lease Transaction Tax Ordinance Settlement Program.

                                    EXHIBIT E

                           DISPUTE RESOLUTION PROCESS


         (a) Either the Agent or Purchaser may demand arbitration by giving the other party written notice to such effect, which notice will (A) describe, in reasonable detail, the nature of the dispute, controversy or claim, the amount, if any, involved and the remedy sought, and (B) name an independent arbitrator employed by Endispute, Inc., who is experienced in the resolution of disputes, controversies or claims of such a nature. In addition, such party demanding arbitration shall take such steps as are necessary to commence arbitration proceedings under the rules of the American Arbitration Association (including, without limitation, the payment of any administrative fees provided thereunder).

         (b) Within 30 days after the other party's receipt of such demand, such other party will name a second independent arbitrator, also employed by Endispute, Inc., who is experienced in the resolution of disputes, controversies or claims of such a nature.

         (c) The two arbitrators so named will promptly select a third neutral arbitrator, also employed by Endispute, Inc., who is experienced in the resolution of disputes, controversies and claims of such a nature. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel") in Chicago, Illinois, and the resolution of the dispute, controversy or claim will be determined by a majority vote of the Arbitration Panel. The Commercial Arbitration Rules of the American Arbitration Association will govern the conduct of the arbitration and the selection of the arbitrators.

         (d) The Arbitration Panel may apportion between the parties as the Arbitration Panel may deem equitable the fees, costs and expenses of the arbitration incurred by the parties. The Arbitration Panel may also award interest on any awards made by the Arbitration Panel. In the assessment of any award of interest, the Arbitration Panel shall consider any delay in the satisfaction of claims by the indemnifying party.

         (e) The party demanding arbitration will request the Arbitration Panel to (A) allow for the parties to request reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days prior to such arbitration (all with the stated intent of establishing a fair, speedy and cost-effective dispute resolution mechanism), and (B) require the testimony to be transcribed. No findings of fact or opinions of law will be required to be made by the arbitrators.

         (f) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

         Other than actions for temporary and permanent injunctive relief or specific performance or any action necessary to enforce the award of the Arbitration Panel, the provisions of Section 15.9 (which includes this Exhibit
E) will constitute the exclusive remedy of the parties and a complete defense to any suit, action or other proceeding instituted in any court or before any other Tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement or the other agreements contemplated hereby. Notwithstanding any other provision in Section 15.9 (which includes this Exhibit
E) to the contrary, the Arbitration Panel will not have the authority to amend the provisions of Section 15.9 (which includes this Exhibit E) without obtaining the prior written consent of each of the parties to this Agreement.

                                    SCHEDULES
                                       TO
                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                               ARGO BANCORP, INC.
                                 BY AND THROUGH
                              OLF ACQUISITION CORP.
                                       AND
                        ON-LINE FINANCIAL SERVICES, INC.,
                             SUPERIOR SAVINGS BANK,
                          I.S.C., INCORPORATED ("ISC"),
               SAVINGS AND LOAN SERVICE BUREAU OF INDIANA ("SLI"),
                     O&H SERVICE BUREAU OF MICHIGAN ("OHM")
                    AND THE STOCKHOLDERS OF ISC, SLI AND OHM

                         DATED AS OF SEPTEMBER 21, 1995

         The Schedules attached hereto have been prepared in connection with the Stock Purchase Agreement, made and entered into as of September 21, 1995 (the "Stock Purchase Agreement"), by and among Argo Bancorp, Inc. by and through OLF Acquisition Corp. and On-Line Financial Services, Inc., Superior Savings Bank, I.S.C., Incorporated ("ISC"), Savings and Loan Service Bureau of Indiana ("SLI"), O&H Service Bureau of Michigan ("OHM") and the Stockholders of ISC, SLI and OHM. Unless otherwise defined in these Schedules, terms used herein shall have the meanings assigned to them in the Stock Purchase Agreement. Any item referenced in a Schedule hereto is deemed to be disclosed on any other applicable Schedule.

                                LIST OF SCHEDULES

SCHEDULE
A           ......................     ISC Stockholders
B           ......................     SLI Stockholders
C           ......................     OHM Stockholders
D           ......................     Effective Date Customer Contracts
3.1         ......................     Corporate Existence & Authority
4.1         ......................     Corporate Existence and Authority
4.3         ......................     No Violations
4.4         ......................     Challenges to this Agreement
4.5         ......................     Consents
4.7         ......................     Capitalization of On-Line
4.9         ......................     Intercompany Transactions
4.10        ......................     Accounts Receivable, Collection of Accounts Receivable
4.11        ......................     Absence of Changes
4.12(a)     ......................     Intellectual Property and Know-How
4.12(b)     ......................     Consents Required for Intellectual Property
4.13(a)     ......................     Taxes
4.13(b)     ......................     Tax Audits
4.14        ......................     Disputes and Litigation
4.16        ......................     Bank Accounts
4.17(a)     ......................     Insurance
4.17(b)     ......................     Insurance Claim History
4.18        ......................     Rights Used; Certain Relationships
4.19        ......................     Title to Properties and Absence of Liens; Use of
                                       Real and Personal Property
4.20(a)     ......................     Real Property/Personal Property
4.20(b)     ......................              Official Complaints and Notices of Violations
4.20(c)     ......................     Real Property Liens
4.21        ......................     List of Contracts, Customers and Suppliers
4.22(b)     ......................     Contracts in Breach or Default
4.22(c)     ......................     Non-Performance of Contracts
4.22(d)     ......................     Non-Transferable Contracts
4.23(a)     ......................     Employee Welfare Benefit Plans
4.23(b)     ......................     Employee Pension Benefit Plans
4.23(c)     ......................     Other Employee Benefit Arrangements
4.23(d)     ......................     Non-Compliance Under Employee Benefit Arrangements
4.24(a)     ......................     Employees
4.24(b)     ......................     Employment/Compensation Agreements
4.24(c)     ......................     Employee Manuals and Policies
4.24(f)     ......................     WARN Act Matters
4.24(j)     ......................     Leased Employees
4.24(k)     ......................     Foreign National Employees

4.24(l)     ......................     Non-Continuously Employed Employees
12.4        ......................     Consents of On-Line
13.4        ......................     Consents of Purchaser
C(i)        ......................     Contract Waivers










                                       68